Exhibit 10.22

CREDIT AGREEMENT

among

REV RENEWABLES HOLDCO, LLC,

as Company,

the Several Lenders from Time to Time Party Hereto,

BANK OF MONTREAL, CHICAGO BRANCH,

as Administrative Agent,

BANK OF MONTREAL, CHICAGO BRANCH,

as Collateral Agent,

and

the Issuing Banks from Time to Time Party Hereto

dated as of January 14, 2022

BANK OF MONTREAL, CHICAGO BRANCH,

ASSOCIATED BANK, N.A., BNP PARIBAS, EAST WEST BANK,

ING CAPITAL LLC, MIZUHO BANK, LTD., ROYAL BANK OF CANADA and

SUMITOMO MITSUI BANKING CORPORATION

as Joint Lead Arrangers

and

BANK OF AMERICA, N.A., GOLDMAN SACHS BANK USA AND

MORGAN STANLEY SENIOR FUNDING, INC.

as Co-Arrangers

$300,000,000 Revolving Facility (with a Revolving L/C Facility option)

i

4.10	Permits	55
4.11	Federal Reserve Regulations	55
4.12	ERISA	55
4.13	Investment Company Act	55
4.14	Capitalization	55
4.15	Use of Proceeds	56
4.16	Environmental Matters	56
4.17	Solvency	57
4.18	Foreign Assets Control Regulations, Etc.	57
4.19	Accuracy of Information, Etc.	57
4.20	Indebtedness	57
4.21	Material Adverse Effect	58
4.22	Security Documents	58
4.23	Beneficial Ownership Certification	58

SECTION 5.	CONDITIONS PRECEDENT	58

5.1	Conditions to Closing Date	58
5.2	Conditions to Each Subsequent Extension of Credit	60

SECTION 6.	COVENANTS	60

6.1	Merger without Assumption; Etc.	60
6.2	Compliance with Law; Payment of Taxes	62
6.3	Insurance	62
6.4	Books and Records	62
6.5	Financial Statements	62
6.6	Certificates; Other Information	63
6.7	Notices	63
6.8	Inspection of Properties	64
6.9	Margin Stock	64
6.10	Transactions with Affiliates	64
6.11	Lines of Business	64
6.12	AML Laws; Anti-Corruption Laws	65
6.13	Liens	65
6.14	Indebtedness	67
6.15	Change of Control	69
6.16	Maintenance of Properties	69
6.17	Use of Proceeds	69
6.18	Restrictive Agreements	69
6.19	Indebtedness of Subsidiaries	69
6.20	Further Assurances	69
6.21	Financial Covenant	70

SECTION 7.	EVENTS OF DEFAULT	70

7.1	Events of Default	70
7.2	Equity Cure Right.	72
7.3	Application of Payments	73

SECTION 8.	THE AGENTS	74

8.1	Appointment	74
8.2	Delegation of Duties	75
8.3	Exculpatory Provisions	75
8.4	Reliance by Agent	76
8.5	Notice of Default	76
8.6	Non-Reliance on Agents and Other Lenders	76
8.7	Indemnification	77
8.8	Agents in their Individual Capacity	78
8.9	Successor Agent	78
8.10	Removal of Administrative Agent	78
8.11	Joint Lead Arrangers; Co-Arrangers	79
8.12	Administrative Agent May File Proofs of Claim	79
8.13	Certain ERISA Matters	79
8.14	Loan Documents	80
8.15	Erroneous Payments	80

SECTION 9.	MISCELLANEOUS	83

9.1	Amendments and Waivers	83
9.2	Notices	86
9.3	No Waiver; Cumulative Remedies	87
9.4	Successors and Assigns; Participations and Assignments	87
9.5	Counterparts	90
9.6	Severability	91
9.7	Integration	91
9.8	GOVERNING LAW	91
9.9	Submission To Jurisdiction; Waivers	91
9.10	Acknowledgments	91
9.11	Material Non-Public Information	92
9.12	WAIVERS OF JURY TRIAL	92
9.13	USA Patriot Act; Beneficial Ownership Regulation	92
9.14	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	93
9.15	Survival of Representations and Warranties	93
9.16	Payment of Fees and Expenses	93
9.17	Confidentiality	94
9.18	Scope of Liability.	96
9.19	Adjustments; Set-off.	97
9.20	Releases of Guarantees and Liens	97
9.21	Acknowledgement Regarding Any Supported QFCs	97
9.22	Payments Set Aside	98
9.23	Interest Rate Limitation	99

SCHEDULES:
1.1A	Revolving Commitments
1.1B	Revolving L/C Commitments
2.7(a)	Qualified Operator / Owner
2.7(b)	Dispositions
4.4	Litigation
4.9	Taxes
4.10	Permits
4.14	Capitalization
4.16	Environmental Matters
4.20(a)	Indebtedness
4.22	UCC Filing Jurisdictions
6.10	Affiliate Transactions
6.13(f)	Liens
6.21	Interest Coverage Ratio Threshold Amount; Adjusted Net Cash Flow

EXHIBITS:

A	Form of Assignment and Assumption
B-1	Form of Exemption Certificate (Foreign Non Partnership Lenders)
B-2	Form of Exemption Certificate (Foreign Non Partnership Participants)
B-3	Form of Exemption Certificate (Foreign Partnership Participants)
B-4	Form of Exemption Certificate (Foreign Partnership Lenders)
C	Form of Letter of Credit Application/Extension Request
D	Form of Borrowing Notice
E	Officer’s Certificate
F	Secretary’s Certificate
G	Compliance Certificate
H	Form of Joinder Agreement
I	Form of Intercreditor Agreement

CREDIT AGREEMENT (this “Agreement”), dated as of January 14, 2022, among REV RENEWABLES HOLDCO, LLC, a Delaware limited liability company (the “Company”), the several banks and other financial institutions or entities from time to time party to this Agreement as lenders (the “Lenders”), BANK OF MONTREAL, CHICAGO BRANCH, as Issuing Bank, BANK OF MONTREAL, CHICAGO BRANCH, as administrative agent for the Lender Parties (in such capacity and as further defined below, the “Administrative Agent”) and BANK OF MONTREAL, CHICAGO BRANCH, as collateral agent for the Lender Parties (in such capacity and as further defined below, the “Collateral Agent”).

RECITALS

WHEREAS, the Company has requested that the Lenders provide the Revolving Facility for, among other things, general corporate purposes of the Company and the Lenders and the Issuing Banks are willing to provide the Revolving Facility and to fund any Revolving L/C Unreimbursed Drawing, as applicable, on the terms and subject to the conditions set forth herein;

WHEREAS, the Company has also requested that the Issuing Banks issue letters of credit under the Revolving L/C Facility for general corporate purposes of the Company (including to provide credit support for the obligations of any Subsidiary of Rev Renewables (or any other Relevant Public Company)) and the Issuing Banks are willing to provide such letters of credit on the terms and subject to the conditions set forth herein;

WHEREAS, the Company will derive substantial benefits from the Revolving Facility to be provided by the Issuing Banks and Lenders to the Company and the Loan Parties have agreed to secure all of the Credit Facility Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a first priority lien on the Collateral.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein, the parties hereto hereby agree as follows:

SECTION 1.    DEFINITIONS

1.1    Defined Terms. The following terms when used in this Agreement shall have the following meanings:

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the rate that the Administrative Agent announces from time to time as its prime or base commercial lending rate, as in effect from time to time, (b) the sum of (i) the Federal Funds Effective Rate in effect on such day plus (ii) 0.50% and (c) the sum of (i) the Adjusted Term SOFR for a one-month tenor in effect on such day plus (ii) 1.00%. Any change in the ABR due to a change in the rate announced by the Administrative Agent as its prime or base commercial lending rate, the Federal Funds Effective Rate or Adjusted Term SOFR shall be effective as of the opening of business on the effective day of such change in the rate announced by the Administrative Agent as its prime or base commercial lending rate, the Federal Funds Effective Rate or Adjusted Term SOFR, respectively. For the avoidance of doubt, if ABR shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“ABR Term SOFR Determination Day”: as defined in the definition of “Term SOFR”.

“Acceptable Issuing Bank”: a bank or trust company authorized to engage in the banking business having the equivalent thereof whose long-term unsecured debt is rated “A-” or higher by S&P or “A3” or higher by Moody’s or, if both of such rating agencies are no longer in business or no longer rating unsecured debt of banks or trust companies, a comparable rating of another internationally recognized rating agency selected by the Company.

“Additional Senior Debt”: Indebtedness of the Company incurred after the Closing Date that, on the date of the incurrence thereof, on a Pro Forma Basis after giving effect to such Specified Transaction, taken together with the Consolidated Net Debt of the Company and its Subsidiaries, does not cause the Debt to Capitalization of the Company to exceed the Debt to Capitalization Limit; provided that, in the case of any such Indebtedness falling under clause (c) of the definition of “Indebtedness” or any loan or credit agreement, the Company has delivered a certificate of a Responsible Officer of the Company certifying as to the foregoing to the Administrative Agent.

“Additional Senior Debt Document”: any credit agreement, notes, debentures, loan agreement, note purchase agreement, indenture, reimbursement agreement, any Swap Agreement and/or other financing agreement entered into after the Closing Date documenting and/or evidencing any senior Indebtedness of the Company (excluding any Loan Documents), together with all ancillary documents related thereto.

“Adjusted Net Cash Flow”: for any Measurement Period (a) (i) all revenues earned by the Company or any of its Subsidiaries, including (without double counting) all “Revenues” or similar defined term under each of the Subsidiary Credit Documents, in such Measurement Period, less (ii) the sum of (x) operation, maintenance and administrative costs incurred by each operating project owned by a Subsidiary of the Company, (y) all mandatory scheduled principal and interest expense due and payable by each Subsidiary of the Company (net of (and without double counting any revenue included in clause (a)(i)) amounts payable or received under interest rate hedge agreements of such Subsidiary) and (z) corporate general and administrative expenses incurred and relating to the Operating Subsidiaries, in each case, in the applicable Measurement Period. Notwithstanding anything to the contrary, Adjusted Net Cash Flow of the Company and its Subsidiaries shall be deemed to be for the fiscal quarters ended December 31, 2021, September 30, 2021 and June 30, 2021, respectively, the corresponding amount set forth in Part I of Schedule 6.21; provided that the foregoing deemed amounts shall be subject to adjustment in accordance with the definition of “Pro Forma Basis” in connection with any Specified Transaction.

“Adjusted Term SOFR”: for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent”: as defined in the preamble hereto, and including any successor or replacement Administrative Agent appointed in accordance with Section 8.9 or 8.10.

“Administrative Agent Account”: an account designated by the Administrative Agent from time to time.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: at any time, and with respect to any Person, any other Person that at such time, directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such first Person.

“Agent”: the Collateral Agent and/or the Administrative Agent, as the context may require.

“Agent Indemnitee”: as defined in Section 8.7(a).

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“AML Laws”: all laws, rules, and regulations of any jurisdiction applicable to the Parent, the Company and its Subsidiaries from time to time concerning or relating to anti-money laundering.

“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction applicable to the Parent, the Company and its Subsidiaries from time to time concerning or relating to bribery or corruption, including, but not limited to, the U.S. Foreign Corrupt Practices Act.

“Applicable Margin”: (a) one percent (1.00%) per annum for ABR Loans and (b) two percent (2.00%) per annum for SOFR Loans.

“Approved Fund”: as defined in Section 9.4(b)(ii).

“Assignee”: as defined in Section 9.4(b)(i).

“Assignment and Assumption”: an Assignment and Assumption substantially in the form of Exhibit A.

“Auto-Renewal Letter of Credit”: as defined in Section 3.1(b)(iii).

“Available Amount”: with respect to any Letter of Credit, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitments then in effect over (b) such Lender’s Revolving Extensions of Credit outstanding as of any date of determination.

“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, as applicable (a) if the then-current Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then removed from the definition of “Interest Period” pursuant to Section 2.20(d).

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event of Default”: the occurrence of the event specified in Section 7(e) or (f) in respect of the Company.

“Benchmark”: initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.20(a).

“Benchmark Replacement”: with respect to any Benchmark Transition Event, the first alternative set forth below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a)	the sum of (i) Daily Compounded SOFR and (ii) the Term SOFR Adjustment;

(b)

the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Company giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date”: the earliest to occur of the following events with respect to the then-current Benchmark:

(a)

in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)

in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period”: the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.20 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.20.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Benefited Lender Party”: as defined in Section 9.19(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrowing Date”: any Business Day specified by the Company as a date on which the Company requests the relevant Lenders to make Loans hereunder.

“Borrowing Notice”: a Notice of Borrowing substantially in the form of Exhibit D.

“Business Day”: any day, other than a Saturday or Sunday, which is not a day on which banking institutions or trust companies in New York, New York are generally authorized or required by law, regulation or executive order to close.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided that obligations that are recharacterized as capital leases due to a change in GAAP after the date hereof shall not be treated as capital leases for any purpose under this Agreement.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests, limited liability company interests and membership interests, and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateralized”: with respect to any Letter of Credit, the deposit by the Company of cash in a cash collateral account opened by the Administrative Agent (or by the applicable Issuing Bank) in an amount at all times equal to 102.5% of the Available Amount of such Letter of Credit on terms and conditions reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank issuing such Letter of Credit. “Cash Collateralization” shall have a meaning correlative to the foregoing. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents”: (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof; (b) securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than one year from the date of acquisition thereof and, at the time of acquisition, having a rating of A+ or higher from S&P or A1 or higher from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (c) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-1 or P-1 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (d) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with any domestic office of any commercial bank organized under the laws of the United States or any state thereof that (i) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator) and (ii) has a Tier 1 capital ratio (as defined in such regulations) of not less than 10%; (e) demand deposits, including interest bearing money market accounts, time deposits, trust funds, trust accounts, overnight bank deposits, interest-bearing deposits, and certificates of deposit or bankers acceptances of depository institutions, issued or offered by any domestic office of any commercial bank organized under the laws of the United States or any state thereof that has a combined capital and surplus and undivided profits of not less than $1,000,000,000; (f) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (d) or (e) above; (g) repurchase and reverse repurchase agreements with a term of not more than 30 days collateralized with government securities of the type referred to in clause (a) or (b) above, and entered into with a financial institution satisfying the criteria of clause (d) or (e) above; (h) investments in money market mutual funds having a rating in the highest investment category granted thereby from S&P or Moody’s; (i) other short-term investments utilized by foreign subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing; and (j) cash.

“Cash Interest Expense”: with respect to the Company for any Measurement Period, the Interest Expense for such Measurement Period less the sum of, without duplication, (a) pay in kind Interest Expense or other non-cash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization of any debt issuance costs, commissions, financing fees paid by, or on behalf of, the Company, including such fees incurred in connection with this Agreement, and the expensing of any bridge, commitment or other financing fees, including those incurred in connection with any amendment of this Credit Agreement and (c) the amortization of debt discounts, if any, or fees in respect of swap contracts, in each case, in such Measurement Period.

“Change in Law”: the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof (but excluding proposals thereof) by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) (but excluding proposals thereof) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

“Change of Control”: the consummation of any transaction or series of transactions as a result of which (a) prior to a Public Transaction, a Person acquires Control of the Parent, and such Person is not a Permitted Holder or Qualified Owner, (b) on and after the date a Public Transaction shall occur, (i) any “person” or “group” (within the meaning of Rule 13d-3 and Rule 13d-5 of the Exchange Act), other than Permitted Holders and/or any Qualified Owners, owns and controls, directly or indirectly, beneficially and of record, Capital Stock of the Relevant Public Company representing at least 35% of the aggregate voting power of the issued and outstanding Capital Stock of the Relevant Public Company on a fully diluted basis and (ii) the aggregate voting power of the Capital Stock of the Relevant Public Company owned and controlled, directly or indirectly, beneficially and of record by such “person” or “group” exceeds the aggregate voting power of the Capital Stock of the Relevant Public Company owned and controlled, directly or indirectly, beneficially and of record, by Permitted Holders and/or any Qualified Owners, collectively, (c) on and after the date a Public Transaction shall occur, the occupation of a majority of the total authorized seats on the board of directors of the Relevant Public Company (if any) by persons that were not (i) directors of the Relevant Public Company on the Closing Date, (ii) nominated or appointed by the board of directors of the Relevant Public Company or (iii) approved by the board of directors of the Relevant Public Company as director candidates prior to their election to such board of directors, (d) at any time, the Parent shall cease to beneficially and directly own and control 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of the Company or (e) as of the date a Person acquires Control of the Parent, such Person is a Disqualified Owner.

“Closing Date”: the date on which the conditions set forth in Section 5.1 are satisfied or waived in accordance with this Agreement.

“Co-Arrangers”: the reference to each of Bank of America, N.A., Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc., in each case together with its respective Affiliates, as co-arrangers with respect to the Commitments.

“Code”: the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder from time to time.

“Collateral”: as defined in the Pledge Agreement.

“Collateral Agent”: as defined in the preamble hereto, and including any successor or replacement Collateral Agent appointed in accordance with Section 8.9.

“Commitment”: as to (a) any Lender, its Revolving Commitment and (b) any Issuing Bank, its Revolving L/C Commitment.

“Commitment Fee Rate”: Zero point three seven five percent (0.375%) per annum.

“Commitment Fees”: the commitment fees payable by the Company to Administrative Agent (for the account of the Lenders) pursuant to Section 2.4(a).

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group that includes the Company and that is treated as a single employer under Section 414 of the Code.

“Company”: as defined in the preamble hereto.

“Comparable Portfolio”: a portfolio of one or more businesses participating in, similar to or relating to, any of the Portfolio Businesses.

“Conforming Changes”: with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.16 and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Company, may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides, in consultation with the Company, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated Net Debt”: in respect of any Person and its Subsidiaries, at any date of determination, an amount equal to (a) the sum, without duplication, of (i) all Indebtedness for Borrowed Money of such Person outstanding on such date, (ii) all Capital Lease Obligations of such Person outstanding on such date and (iii) all Indebtedness of such Person of the types described in clauses (b), (c) and (i) of the definition of “Indebtedness” (but in the case of clause (i), only to the extent such Indebtedness is assumed by such Person), all calculated on a consolidated basis in accordance with GAAP and to the extent reflected as Indebtedness on the consolidated balance sheet of such Person in accordance with GAAP less (b) the aggregate amount of cash held by such Person as at such date and included in the cash accounts listed on the consolidated balance sheet of such Person to the extent the use thereof for application to the payment of Indebtedness of the Company and its Subsidiaries is not prohibited by law or any contract to which the Company or any of its Subsidiaries is a party (in the case of each of clauses (a) and (b), adjusted for proportional interests in non-wholly owned Subsidiaries and other partnerships and minority equity investments); provided that the Consolidated Net Debt of the Company and its Subsidiaries will be calculated on a Pro Forma Basis in connection with any Specified Transaction.

“Consolidated Total Assets”: (a) the consolidated total assets of the Company and its Subsidiaries as shown on the Company’s most recently delivered audited or unaudited consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP less, (b) for purposes of determining Debt to Capitalization, the aggregate amount of cash held by such Person and its Subsidiaries as at such date and included in the cash accounts listed on the most recently delivered audited or unaudited consolidated balance sheet of such Person and its Subsidiaries to the extent the use thereof for application to the payment of Indebtedness of the Company and its Subsidiaries is not prohibited by law or any contract to which the Company or any of its Subsidiaries is a party (in each case of clauses (a) and (b), adjusted for proportional interests in non-wholly owned Subsidiaries and other partnerships and minority equity investments); provided that Consolidated Total Assets of the Company and its Subsidiaries will be calculated on a Pro Forma Basis in connection with any Specified Transaction.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other written undertaking to which such Person is a party or by which it or any of its property is bound.

“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Documents”: the collective reference to (a) the Loan Documents, (b) any Additional Senior Debt Documents and (c) any amendment, waiver, restatements, refinancing, replacement, supplement or other modification to any of the foregoing.

“Credit Event”: any borrowing of Loans (including on the Closing Date) or a Revolving L/C Credit Extension pursuant to this Agreement.

“Credit Facility Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans, the Letters of Credit, all Revolving L/C Advances and all Revolving L/C Unreimbursed Drawings and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) the Loans and all other obligations and liabilities of the Company to the Agents or any Lender Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, any other Loan Document, the Letters of Credit, or any other document made, delivered or given in connection therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Agent or any Lender Party that are required to be paid by the Company pursuant to the terms of the Loan Documents) or otherwise.

“Daily Compounded SOFR”: for any day, SOFR, with interest accruing on a compounded daily basis, with the methodology and conventions for this rate (which will include compounding in arrears with a five-day lookback) being established by the Administrative Agent in accordance with a methodology and the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Compounded SOFR” for syndicated business loans; provided that, if the Administrative Agent reasonably decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion, in consultation with the Company.

“DBRS”: DBRS Morningstar, a business unit of Morningstar, Inc., or any successor to the rating agency business thereof.

“Debt to Capitalization”: in respect of any Person, the ratio (expressed as a percentage) of the Consolidated Net Debt of such Person to the Consolidated Total Assets of such Person.

“Debt to Capitalization Limit”: 70%.

“Debtor Relief Laws”: the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: subject to Section 2.19(a)(v), any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender Party any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within 2 Business Days of the date when due; (b) has notified the Company, the Administrative Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); (c) has failed, within 3 Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company); or (d) at any time after the date of this Agreement, has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration, (i) become the subject of a public proceeding under any Debtor Relief Law applicable to it, (ii) had publicly appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, federal or national regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clause (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Company and each Lender Party.

“Disposition”: with respect to any property or asset, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The term “Dispose” shall have a correlative meaning.

“Disqualified Owner”: any Person that, when such Person acquires Control of the Parent: (a) is, or is an Affiliate of a Person that is, designated as a Sanctioned Person; (b) is, or is an Affiliate of a Person that is, in violation of Sanctions, Anti-Corruption Laws or AML Laws; or (c) has, or is an Affiliate of a Person that has, been convicted of money laundering under any AML Law (including 18 U.S.C. Sections 1956 or 1957), which conviction has not been overturned; provided, however, that a Person shall not be a Disqualified Owner if, prior to the date that such Person first acquires Control of the Parent: (i) the Company provides or causes to be provided to the Administrative Agent (or any Issuing Bank or Lender through the Administrative Agent) all documentation and other written information requested under applicable “know your customer” and anti-money laundering rules, regulations and requirements (including the Patriot Act) in respect of such Person; and (ii) such Person has certified to the Administrative Agent that none of the criteria set forth in the foregoing clauses (a) to (c) in this definition are applicable to such Person.

“Dollars” and “$”: dollars in lawful currency of the United States.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee”: (a) any Lender Party, any Affiliate thereof and any Approved Fund (any two or more Approved Funds related to the same Lender being treated as a single Eligible Assignee for all purposes hereof), (b) any commercial bank, insurance company or other Person (other than a natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business and (c) any trust or other entity that is funded by one or more Persons meeting the requirements of clause (b); provided that in no event shall the Company or any Affiliate or Subsidiary of the Company constitute an Eligible Assignee.

“Environmental Laws”: any and all applicable federal, state or local laws, rules, orders, regulations, statutes, ordinances, codes, decrees or other Requirements of Law regulating, relating to or imposing liability or standards of conduct concerning protection of human health and safety (to the extent related to exposure to Materials of Environmental Concern) or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Event”: (i) a Reportable Event; (ii) a failure to satisfy the “minimum funding standard” (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA) with respect to any Plan; (iii) a failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan; (iv) a Lien in favor of the PBGC with respect to Plan or in favor of a Plan has arisen; (v) a determination has been made that any such Plan is, or is expected to be, in “at risk” status (within the meaning of Title IV of ERISA); (vi) a termination of a Single Employer Plan has occurred; (vii) the Company or any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a liability under ERISA: and (viii) a Multiemployer Plan is Insolvent or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA.

“Erroneous Payment”: as defined in Section 8.15(a).

“Erroneous Payment Deficiency Assignment”: as defined in Section 8.15(d)(i).

“Erroneous Payment Impacted Class”: as defined in Section 8.15(d)(i).

“Erroneous Payment Return Deficiency”: as defined in Section 8.15(d)(i).

“Erroneous Payment Subrogation Rights”: as defined in Section 8.15(e).

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default”: any of the events specified in Section 7; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Excluded Assets”: as defined in the Pledge Agreement.

“FATCA”: (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.

“Federal Funds Effective Rate”: for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letters”: (a) the Fee Letter, dated as of the date hereof, between the Company and the Administrative Agent, (b) the Fee Letter, dated as of the date hereof between the Company and the Collateral Agent and (c) each other fee letter, dated as of the date hereof, between the Company and any other Lender Party (or any Affiliate thereof) that relates to the transactions contemplated hereby.

“Fee Payment Date”: (a) commencing with the third Business Day following the last Business Day in the first full calendar quarter following the Closing Date and thereafter, the third Business Day following the last Business Day in each of March, June, September and December and (b) the last day of the Revolving Commitment Period.

“FERC”: Federal Energy Regulatory Commission or any successor agency.

“Fitch”: Fitch Ratings, Inc., or any successor to the rating agency business thereof.

“Floor”: a rate of interest equal to 0%.

“FPA”: the Federal Power Act, as amended, and FERC’s regulations thereunder.

“Fronting Exposure”: at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s Revolving Percentage of the Revolving L/C Obligations in respect of outstanding Letters of Credit issued by such Issuing Bank other than Revolving L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders pursuant to Section 2.19(a)(vii).

“FS Entities”: as defined in Section 5.1(b).

“Funded Indebtedness”: loans (and commitments to make loans), notes, bonds, debentures or other similar evidences of indebtedness for money borrowed which by their terms mature at or are extendible or renewable at the option of the obligor to a date more than 12 months after the date of the incurrence of such indebtedness (or in the case of any revolving loans, 12 months after the date the definitive documents with respect to the commitment to make such loans are entered into).

“Funding Office”: the office of the Administrative Agent specified in Section 9.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Company and the Lender Parties.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, consistently applied, subject to Section 1.2(b).

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank), any securities exchange, any self-regulatory organization (including the National Association of Insurance Commissioners), and any applicable regional transmission organization or independent system operator as approved by FERC, the North American Electric Reliability Corporation and any applicable regional reliability entity.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee Obligation shall not include (A) endorsements of instruments for deposit or collection in the ordinary course of business or (B) Performance Guarantees issued in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (1) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (2) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

“Incremental Revolving Facility Date”: as defined in Section 2.21(a).

“Indebtedness”: of any Person at any date, without duplication, (a) all Indebtedness for Borrowed Money of such Person, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business that either (i) are not overdue by more than 90 days or (ii) are being contested in good faith by appropriate dispute resolution or other proceedings), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (limited to the lesser of (x) the amount of obligations secured and (y) the fair market value of such property), and (j) all obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indebtedness for Borrowed Money”: of any Person, at any date of determination, the sum, without duplication, of (a) all items that, in accordance with GAAP, would be classified as indebtedness on a consolidated balance sheet of such Person at such date and (b) all non-contingent obligations of such Person under acceptance, letter of credit or similar facilities as of such date. For the avoidance of doubt, Indebtedness for Borrowed Money shall not include any Capital Lease Obligations.

“Indemnified Liabilities”: as defined in Section 9.16.

“Indemnitee”: as defined in Section 9.16.

“Initial FS Entities”: as defined in Section 5.1(b).

“Insolvent”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, domain names, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement”: an intercreditor agreement by and among the holders of Additional Senior Debt, the Collateral Agent and the Administrative Agent, substantially in the form attached hereto as Exhibit I.

“Interest Expense”: for any Measurement Period, total accrued interest expense (including that portion attributable to capitalized leases in accordance with GAAP and capitalized interest) of the Company with respect to all outstanding Indebtedness for Borrowed Money of the Company for such Measurement Period, including all commissions, discounts and other fees and charges owed with respect to letters of credit and costs under interest rate hedge agreements of the Company, if any.

“Interest Coverage Ratio”: as of the end of the applicable Measurement Period, the ratio of (a) Adjusted Net Cash Flow, to (b) the total Cash Interest Expense due and payable, in each case, for such Measurement Period.

“Interest Coverage Ratio Threshold Amount”: the amount set forth in Part II of Schedule 6.21.

“Interest Payment Date”: (a) as to any ABR Loan, the last Business Day of each March, June, September and December (or, if an Event of Default is in existence, the last Business Day of each calendar month) to occur while such Loan is outstanding and the Revolving Facility Maturity Date (commencing with the last Business Day of the first full calendar quarter following the Closing Date), (b) as to any SOFR Loan, the last day of the Interest Period applicable thereto and the Revolving Facility Maturity Date; provided that, as to any such SOFR Loan, if any Interest Period exceeds 3 months, the respective dates that fall every 3 months after the beginning of the Interest Period shall also each be an Interest Payment Date and (c) as to any Loan (other than any Loan that is an ABR Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any SOFR Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such SOFR Loan and ending 1, 3 or 6 months thereafter (in each case, subject to the availability thereof), as selected by the Company in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such SOFR Loan and ending 1, 3 or 6 months thereafter, (in each case, subject to the availability thereof), as selected by the Company by irrevocable notice to the Administrative Agent not later than 11:00 a.m., New York City time, on the date that is 3 Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)    if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)    the Company may not select an Interest Period under the Revolving Facility that would extend beyond the Revolving Facility Maturity Date;

(iii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iv)    the Company shall select Interest Periods so as not to require a payment or prepayment of any SOFR Loan during an Interest Period for such Loan; and

(v)    no tenor that has been removed from this definition pursuant to Section 2.20(d) shall be available for specification in a notice of borrowing or notice of conversion.

“Issuing Bank”: any of (a) Bank of Montreal, Chicago Branch and (b) each other Revolving Lender as the Company may from time to time select as an Issuing Bank hereunder (provided that such Revolving Lender has agreed to be an Issuing Bank hereunder in a writing executed by such Revolving Lender, the Company and the Administrative Agent), each in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate; provided that such Affiliate is an Acceptable Issuing Bank.

“Joinder Agreement”: a Joinder Agreement substantially in the form of Exhibit H.

“Joint Lead Arrangers”: the reference to each of Bank of Montreal, Chicago Branch, Associated Bank, N.A., BNP Paribas, East West Bank, ING Capital LLC, Mizuho Bank, Ltd., Royal Bank of Canada and Sumitomo Mitsui Banking Corporation, in each case together with its respective Affiliates, as joint lead arrangers with respect to the Commitments.

“L/C Indemnitee”: as defined in Section 8.7(b).

“Lender Parties”: the collective reference to the Lenders and Issuing Banks.

“Lenders”: as defined in the preamble hereto.

“Letter of Credit”: any standby letter of credit issued by an Issuing Bank in accordance with the terms of this Agreement.

“LIBOR”: the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen (or any successor thereto) which displays an average ICE Benchmark Limited Interest Settlement Rate (such page currently being the LIBOR01 page) (or any successor rate thereto if ICE Benchmark Limited is no longer making such rate available) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on the second full Business Day next preceding the first day of each Interest Period.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to this Agreement, including any Revolving L/C Advance.

“Loan Document”: (a) this Agreement, (b) the Promissory Notes, (c) the Fee Letters, (d) the Security Documents, (e) any Intercreditor Agreement and (f) any other written agreement, instrument or undertaking delivered by the Company to any Lender Party pursuant to any of the foregoing and designated a “Loan Document” by the Company and the Required Lenders and any amendment, waiver, restatement, supplement or other modification to any of the foregoing.

“Loan Parties”: the collective reference to the Company and the Parent.

“Material Adverse Effect”: a material adverse effect on (a) the business, operations, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties to perform their respective material obligations under the Loan Documents taken as a whole, (c) the material rights and remedies of the Administrative Agent (for the benefit of the Lender Parties), the Collateral Agent (for the benefit of the Secured Parties) or all of the Lender Parties (taken as a whole) under the Loan Documents or (d) the validity or enforceability of the Loan Documents.

“Material Subsidiary”: any Subsidiary the consolidated total assets of which make up at least 15% of the Consolidated Total Assets of the Company.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Measurement Period”: as of any date of determination, the most recent period of four consecutive fiscal quarters of the Company (or deemed period of four consecutive fiscal quarters of the Company) ended on or prior to such date of determination.

“Moody’s”: Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Issuing Bank” has the meaning set forth in Section 2.21(a).

“New Loan” has the meaning set forth in Section 2.21(a).

“New Revolving Facility” has the meaning set forth in Section 2.21(a).

“New Revolving Lender” has the meaning set forth in Section 2.21(a).

“New Revolving Letter of Credit” has the meaning set forth in Section 2.21(a).

“Non-Excluded Taxes”: as defined in Section 2.15(a).

“Non-Recourse Persons”: as defined in Section 9.18(a).

“Non-U.S. Lender”: as defined in Section 2.15(d).

“OFAC”: the Office of Foreign Assets Control of the United States Department of the Treasury.

“Operating Subsidiaries”: at any time, the Subsidiaries of the Company that directly carry on an operating business at such time (exclusive of any development companies) other than solely holding equity interests in other Persons.

“Other Connection Taxes”: with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: any and all present or future stamp, court or documentary Taxes or any other excise, property, intangible, mortgage recording, filing or similar Taxes, charges or levies arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18).

“Parent”: Rev Renewables Intermediary, LLC or any of its successors or permitted assigns.

“Participant”: as defined in Section 9.4(c)(i).

“Participant Register”: as defined in Section 9.4(c)(iii).

“Patriot Act”: the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001).

“Payment Event of Default”: the occurrence of any of the events specified in Section 7(a).

“Payment Recipient”: as defined in Section 8.15(a).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Performance Guarantee”: any performance guaranty agreement entered into by the Company under which the Company (a) guarantees the performance of any other Person’s obligations under a principal lease, offtake, supply, service, construction, operating or other agreement or (b) is otherwise obligated to provide performance related support, in each case to the extent such performance guaranty agreement does not guarantee or otherwise relate to Indebtedness for Borrowed Money.

“Periodic Term SOFR Determination Day”: as defined in the definition of “Term SOFR”.

“Permits”: any and all franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, easements, rights of way, Liens and other rights, privileges and approvals required to be obtained from a Governmental Authority.

“Permitted Holders”: LS Power Associates, L.P. or any Affiliate thereof.

“Permitted Lien”: as defined in Section 6.13.

“Person”: any individual, corporation, partnership, joint venture, limited liability company, association, company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Company or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4062 or 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement”: the Pledge Agreement, dated as of the Closing Date, among Parent, the Collateral Agent and the other Persons from time to time party thereto.

“Pledged Stock”: as defined in the Pledge Agreement.

“Portfolio Business”: any business relating to solar, wind, biomass, natural gas (including renewable natural gas), hydrogen, hydroelectric, geothermal, renewable energy (including the sale of environmental attributes and renewable energy credits), energy storage (including battery storage and hydroelectric pump storage), demand response, conventional power or other energy efficiency systems, electric transmission and distribution or water installation projects (or a hybrid energy generating installation that utilizes a combination of any of the foregoing) and such similar or incidental businesses, in each case whether commercial or residential in nature.

“Pro Forma Basis”: in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the applicable period of measurement for the applicable covenant or requirement: (a) historical income statement items (whether positive or negative) attributable to the property or Person, if any, subject to such Specified Transaction shall be (i) included (in the case of a purchase or other acquisition of minority equity investments, all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all or substantially all of the Capital Stock in a Person that becomes a Subsidiary of the Company) and (ii) excluded (in the case of a Disposition of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all or substantially all of the Capital Stock of a Subsidiary or minority equity investment of the Company or any Subsidiary of the Company), (b) any retirement of Indebtedness, (c) if and to the extent applicable hereunder, any incurrence or assumption of Indebtedness by the Company or its Subsidiaries, (d) the projected incremental revenues (whether positive or negative) to be received by the Company and its Subsidiaries after the completion of any Disposition (including after the reinvestment of the proceeds thereof by the Company and its Subsidiaries), construction or improvement of any assets of the Company or any of its Subsidiaries and (e) the projected incremental assets (whether positive or negative) to be owned by the Company and its Subsidiaries after the completion of any Disposition (including after the reinvestment of the proceeds thereof by the Company and its Subsidiaries), assumption, acquisition, construction or improvement of any assets subject to such Specified Transaction; provided that Pro Forma Basis in respect of any Specified Transaction shall be reasonably identifiable and calculated in good faith in a reasonable and factually supportable manner.

“Promissory Notes”: the collective reference to any promissory note evidencing Loans.

“Properties”: as defined in Section 4.16(a).

“Prudent Industry Practice”: those practices, methods, techniques, specifications and standards of safety and performance, as they may be modified from time to time, that (a) are generally accepted in the electric generating, storage, transmission or utility industries, as applicable, as good, safe and prudent engineering practices in connection with the design, construction, operation, maintenance, repair or use of electric transmission facilities and (b) are otherwise in compliance in all material respects with applicable Requirements of Law. Prudent Industry Practices are not limited to the optimum practices, methods or acts to the exclusion of all others, but rather include a spectrum of possible practices, methods or acts commonly employed in the electric generating, storage, transmission or utility industries, as applicable, during the relevant period in light of the circumstances.

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Transaction”: any transaction (including an initial public offering or merger with a publicly traded company) that results in the common equity of the Parent (or other direct or indirect parent of the Company) or the surviving company in a merger involving the Parent or such parent being listed on a nationally-recognized stock exchange.

“PUHCA”: The Public Utility Holding Company Act of 2005 and FERC’s implementing regulations.

“Qualified Operator”: any Person that has substantial experience as an operator of a Comparable Portfolio or Portfolio Business, as applicable (which shall be deemed to include, for the avoidance of doubt, any Person set forth on Part 1 of Schedule 2.7(a)).

“Qualified Owners”: any Person that (a) either (i) is, or is a direct or indirect Subsidiary of a Person that is, rated at least BBB- by S&P or Fitch, Baa3 or higher by Moody’s or BBB(low) by DBRS (or the equivalent from another nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act) or (ii) has, or is a direct or indirect Subsidiary of a Person that has, or has its obligations guaranteed by a Person that has, a consolidated net worth or capital commitments of at least $300,000,000 at the time of a transaction that would otherwise constitute a Change of Control, (b) (i) is (or has an Affiliate that is) a past or present majority owner of a Comparable Portfolio, (ii) is a Qualified Operator or has an Affiliate that is a Qualified Operator or (iii) has caused the Material Subsidiaries to contract for the operation of their respective projects by one or more Qualified Operators to the extent that such projects are not, at the time of (and after giving effect to) the direct or indirect acquisition of the Capital Stock of Parent by such Person, operated by a Qualified Operator, (c) any Person set forth on Part 2 of Schedule 2.7(a) and (d) is not a Disqualified Owner and has provided the documents and certifications described in the proviso to the definition of “Disqualified Owner”.

“Register”: as defined in Section 9.4(b)(iv).

“Regulation T”: Regulation T of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Regulation X”: Regulation X of the Board as in effect from time to time.

“Related Parties”: with respect to any Person, such Person’s partners, directors, officers, employees, trustees, agents and advisors.

“Relevant Governmental Body”: the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Relevant Public Company”: any of the Parent or any indirect parent of the Company, including Rev Renewables, that is the subject of a Public Transaction.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the 30-day notice period is waived.

“Required Lenders”: at any time, the holders of more than 50% of the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding (if any). The Revolving Commitments and Total Revolving Extensions of Credit of any Defaulting Lender shall be disregarded in determining Required Lenders at any time, except as otherwise set forth in Section 2.19.

“Requirements of Law”: as to any Person, any law, treaty, rule, regulation, order or determination of an arbitrator or a court or other Governmental Authority (including any Environmental Laws and any Permits, ERISA, the Patriot Act, the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, the FPA, the Energy Policy Act of 2005, including PUHCA, and state regulatory laws governing public utilities, public service companies, generation owners, or similar entities), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: with respect to any Loan Party, the chief executive officer, president, chief financial officer, principal accounting officer, treasurer, assistant treasurer, controller, any managing director, director or vice president of such Loan Party, but in any event, with respect to financial matters, the chief financial officer or treasurer of such Loan Party.

“Rev Renewables”: Rev Renewables, LLC or any of its successors or permitted assigns.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“Revolving Commitment Increase” has the meaning set forth in Section 2.21(a).

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Facility Maturity Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of Loans and Revolving L/C Advances held by such Lender then outstanding plus (b) such Lender’s Revolving Percentage of the outstanding Revolving L/C Obligations (other than Revolving L/C Unreimbursed Drawings) at such time.

“Revolving Facility”: collectively, the Revolving Commitments, the Loans made hereunder and the Revolving L/C Facility.

“Revolving Facility Maturity Date”: the 5th anniversary of the Closing Date.

“Revolving L/C Advance”: as to any Revolving Lender, such Revolving Lender’s funding of its participation in any Revolving L/C Unreimbursed Drawing in accordance with its Revolving Percentage.

“Revolving L/C Application”: an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable Issuing Bank, together with a request for Revolving L/C Credit Extension, substantially in the form of Exhibit C (or such other form as the Administrative Agent and the applicable Issuing Bank may approve).

“Revolving L/C Availability Period”: the period from and including the Closing Date to the earlier of (a) the Revolving L/C Expiration Date and (b) the date that the Revolving Commitments and the Revolving L/C Commitments have been terminated.

“Revolving L/C Commitment”: as to any Issuing Bank, its commitment to issue Letters of Credit, and to amend, renew or extend Letters of Credit previously issued by it, pursuant to Section 3.1, in an aggregate face amount at any time outstanding not to exceed (a) in the case of any Issuing Bank party hereto as of the Closing Date, the amount set forth opposite such Issuing Bank’s name on Schedule 1.1B hereto and (b) in the case of any Revolving Lender that becomes an Issuing Bank hereunder thereafter, that amount which shall be set forth in the written agreement by which such Revolving Lender shall become an Issuing Bank, in each case as the maximum outstanding face amount of Letters of Credit to be issued by such Issuing Bank, as such commitment may be changed from time to time pursuant to the terms hereof or with the agreement in writing of such Issuing Bank, the Company and the Administrative Agent. The aggregate Revolving L/C Commitments of all the Issuing Banks shall be less than or equal to the Total Revolving Commitments as in effect from time to time.

“Revolving L/C Credit Extension”: with respect to any Letter of Credit, the issuance thereof or the extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“Revolving L/C Documents”: as to any Letter of Credit, each Revolving L/C Application and any other document, agreement and instrument entered into by the applicable Issuing Bank and the Company or in favor of such Issuing Bank and relating to such Letter of Credit.

“Revolving L/C Expiration Date”: the day that is 5 Business Days prior to the Revolving Facility Maturity Date (or, if such day is not a Business Day, the immediately preceding Business Day).

“Revolving L/C Facility”: the Revolving L/C Commitment and the Revolving L/C Obligations.

“Revolving L/C Fee”: as defined in Section 2.4(b).

“Revolving L/C Obligations”: as of any date of determination, the aggregate Available Amount of all outstanding Letters of Credit plus the aggregate amount of all Revolving L/C Unreimbursed Drawings.

“Revolving L/C Unreimbursed Drawing”: an extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed by the Company on the date due.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Loans.

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the aggregate principal amount of all Revolving Extensions of Credit of all Revolving Lenders then outstanding; provided that in the event that the Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.

“S&P”: S&P Global Ratings Inc., or any successor to the rating agency business thereof.

“Sanctioned Country”: at any time, a country or territory that is, and whose government is, the subject or target of any Sanctions broadly restricting or prohibiting dealings with such governments, country or territory (as of the date hereof, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).

“Sanctioned Person”: at any time, any Person who is the target of any Sanctions, including (a) any Person listed on the SDN List or any other Sanctions-related list of designated Persons maintained by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union or any of its member states, Her Majesty’s Treasury, or any other relevant Sanctions authority, (b) any Person organized or resident in, or any governmental entity or governmental instrumentality of, a Sanctioned Country or (c) any Person 50% or more directly or indirectly owned by, controlled by, or acting for the benefit or on behalf of, any Person described in clause (a) or (b) hereof.

“Sanctions”: economic or financial sanctions or trade embargoes or restrictive measures enacted, imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State; (b) the United Nations Security Council; (c) the European Union or any of its member states; (d) Her Majesty’s Treasury; or (e) any other relevant sanctions authority.

“SDN List”: the Specially Designated Nationals and Blocked Persons List maintained by OFAC.

“Secured Parties” as defined in the Pledge Agreement.

“Securities Act”: the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Security Documents”: the Pledge Agreement and other security documents hereafter delivered to the Collateral Agent granting a Lien on any property of any Person to secure the obligations and liabilities of the Loan Parties under any Loan Document.

“SOFR”: a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator”: the Federal Reserve Bank of New York (or a successor administrator of he secured overnight financing rate).

“SOFR Loans”: Loans the rate of interest applicable to which is based upon Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “ABR”.

“SOFR Tranche”: the collective reference to SOFR Loans under the Revolving Facility where the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required, as of such date, to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) as of such date, such Person has not incurred and does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise). For purposes of this definition, (i) “debt” means liability on a “claim,” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Transaction”: (a) any incurrence or repayment of Indebtedness, (b) any investment (including any proposed acquisition) that results in (i) a Person becoming a Subsidiary of the Company or any Subsidiary thereof, (ii) any investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person, (iii) minority equity investments by the Company or any of its Subsidiaries or (iv) the construction or improvement of assets of the Company or any of its Subsidiaries or (c) (i) any Disposition that results in a Subsidiary of the Company or any minority equity investment of the Company or any Subsidiary of the Company ceasing to be a Subsidiary or minority equity investment (as applicable) of the Company or any Subsidiary of the Company or (ii) a Disposition of a business unit, line of business or division of the Company or any Subsidiary of the Company.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers, or similar governing body, of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, any reference herein to any Subsidiary shall refer to a Subsidiary of the Company.

“Subsidiary Credit Documents”: any credit agreement, notes, debentures, loan agreement, note purchase agreement, indenture, reimbursement agreement, and/or other financing agreement entered documenting and/or evidencing any senior Indebtedness of any Subsidiary of the Company, together with all ancillary documents related thereto, whether or not existing as of the Closing Date.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company shall be a “Swap Agreement”.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR”:

(a)    for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)    for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two

(2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR SOFR Determination Day.

“Term SOFR Adjustment”: for any calculation with respect to an ABR Loan or a SOFR Loan (a) initially, a percentage per annum of 0.07% (7 basis points) for the applicable Type of such Loan and the Interest Period therefor and (b) from and after (i) any selection or recommendation of an alternative spread adjustment (including any elimination of the spread adjustment), or method for calculating or determining such spread adjustment, by the Relevant Governmental Body or (ii) the emergence of any evolving or then-prevailing market convention for determining a spread adjustment (including any elimination of the spread adjustment), or method for calculating or determining such spread adjustment, the alternative spread adjustment (or elimination of the spread adjustment), so selected, recommended or that has become a market convention as determined by the Administrative Agent with the consent of the Company; provided, that for so long as LIBOR is published on the Reuters Screen (or any successor thereto) which displays an average ICE Benchmark Limited Interest Settlement Rate (such page currently being the LIBOR01 page) and is not a synthetic rate, if the Term SOFR Adjustment causes Adjusted Term SOFR to exceed LIBOR for the corresponding Interest Period, the Term SOFR Adjustment shall be reduced by an amount sufficient to cause Adjusted Term SOFR to equal LIBOR for such corresponding Interest Period, but in no event shall the Term SOFR Adjustment be less than zero.

“Term SOFR Administrator”: CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate”: the forward-looking term rate based on SOFR.

“Termination Date”: the latest to occur of the date on which (a) all Commitments have expired or been terminated, (b) the principal amount of all Loans and all other payment Credit Facility Obligations under the Loan Documents have been paid in full in cash and (c) all Letters of Credit have been cancelled or have expired or been Cash Collateralized and all Revolving L/C Unreimbursed Drawings have been paid in full in cash.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect. The original amount of the Total Revolving Commitments is $300,000,000.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Transferee”: any Assignee or Participant.

“Type”: the type of Loan determined with regard to the interest option applicable thereto, i.e., whether an ABR Loan or a SOFR Loan.

“U.S. Government Securities Business Day”: any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“UCC”: the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, at any time, if by reason of mandatory provisions of law, any or all of the perfection, effect of perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Undisclosed Administration”: in relation to a Lender or its parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“United States Person” has the meaning set forth in Section 7701(a)(30) of the Code.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2    Other Definitional and Interpretive Provisions.

(a)    As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Company not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property”

shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time, (vi) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vii) any reference herein to any Person shall be construed to include such Person’s successors and assigns.

(b)    Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. Notwithstanding anything to the contrary contained herein, all financial statements delivered hereunder shall be prepared, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

(c)    The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)    The word “or” or “and/or” as among several clauses is not exclusive unless the context otherwise requires.

(f)    Any Default or Event of Default that occurs and is continuing solely as a result of a failure of the Company to provide to the Administrative Agent or a Lender Party a notice, a report, a budget, a certificate, financial statements or a similar written deliverable (collectively, a “Reporting Deliverable”) prior to the date set forth herein with respect thereto or the expiration of the time period specified for the delivery of such Reporting Deliverable shall be deemed to be cured upon delivery of such Reporting Deliverable to the applicable Agent or such Lender Party, as applicable, notwithstanding that the time period for delivery of such Reporting Deliverable shall have expired or passed.

(g)    For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (i) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

1.3    Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Adjusted Base Rate, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Adjusted Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect or composition of any Conforming Changes.

SECTION 2.    AMOUNT AND TERMS OF LOAN COMMITMENTS

2.1    [Reserved.]

2.2    Revolving Commitments.

(a)    Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make or maintain, as applicable, revolving loans in Dollars to the Company from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Extensions of Credit, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period, the Company may use the Revolving Commitments by borrowing, prepaying and re-borrowing the Loans in whole or in part, all in accordance with the terms and conditions hereof.

(b)    The Company shall repay all outstanding Loans on the Revolving Facility Maturity Date.

(c)    The Loans may from time to time be SOFR Loans or ABR Loans, as determined by the Company and notified to the Administrative Agent in accordance with Sections 2.3 and 2.8.

2.3    Procedure for Loan Borrowing.

(a)    Subject to Section 3.1(c)(ii), the Company may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day; provided that, with respect to any borrowing of Loans (except as contemplated by Section 3.1(c)(ii)), the Company shall deliver to the Administrative Agent a Borrowing Notice (which shall be irrevocable and must be received by the Administrative Agent prior to 11:00 a.m., New York City time, (i) 3 U.S. Government Securities Business Days prior to the requested Borrowing Date, in the case of SOFR Loans, or (ii) 1 Business Day prior to the requested Borrowing Date, in the case of ABR Loans), specifying (A) the amount and Type of Loans to be borrowed, (B) the requested Borrowing Date and (C) in the case of SOFR Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $200,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments for all Revolving Lenders are less than $200,000, such lesser amount) or (y) in the case of SOFR Loans, $500,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments for all Revolving Lenders are less than $500,000, such lesser amount), other than, in the case of clauses (x) and (y), a borrowing in the amount of a Revolving L/C Unreimbursed Drawing as contemplated by Section 3.1(c). Upon receipt of any Borrowing Notice from the Company, the Administrative Agent shall promptly notify each Revolving Lender. Each Revolving Lender will make the amount of its Revolving Percentage, as applicable, of each borrowing available to the Administrative Agent for the account of the Company at the Funding Office (or by wire transfer to the Administrative Agent Account, unless otherwise directed in writing by the Administrative Agent) prior to 12:00 noon, New York City time, on the Borrowing Date requested by the Company in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Company by the Administrative Agent by promptly transferring the aggregate amounts made available to the Administrative Agent by the Revolving Lenders in like funds as received by the Administrative Agent to an account specified by the Company.

(b)    Nothing in this Section 2.3 shall be deemed to relieve any Revolving Lender from its obligations to make Loans on the same terms and conditions as set forth the herein and the Company shall retain any and all rights it may have against any such Revolving Lender resulting in the failure of such

Revolving Lender to make such Loans under this Section 2.3. Subject to Section 2.19(a)(vii) to the extent applicable, the respective obligations of each Lender under this Agreement are several and not joint and no Lender shall be responsible for the failure of any other Lender to satisfy its obligations hereunder.

2.4    Fees.

(a)    The Company agrees to pay to the Administrative Agent for the account of each Revolving Lender (other than any Defaulting Lender) a commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the applicable Commitment Fee Rate on the average daily outstanding amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the Closing Date.

(b)    The Company agrees to pay to the Administrative Agent for the account of each Revolving Lender a letter of credit fee (the “Revolving L/C Fee”) during the period from and including the Closing Date to but excluding the later of the Revolving L/C Expiration Date and the date on which such Revolving Lender ceases to have any Revolving L/C Obligations, on such Revolving Lender’s Revolving Percentage of the average daily maximum aggregate Available Amount of all outstanding Letters of Credit during the period for which payment is made, at a rate per annum equal to the Applicable Margin for SOFR Loans effective for each day of such period. The Revolving L/C Fee shall be payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the Closing Date.

(c)    If any Issuing Bank has fronting exposure to a Revolving Lender that is not such Issuing Bank in its capacity as Revolving Lender or an Affiliate of such Issuing Bank, the Company agrees to pay to such Issuing Bank for its own account a fronting fee with respect to each Revolving Facility Letter of Credit issued by such Issuing Bank in amounts and pursuant to terms to be separately agreed between the Company and such Issuing Bank. The fronting fee (if any) shall be payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the Closing Date. In addition, the Company agrees to pay to each Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuing Bank relating to letters of credit as from time to time in effect, which fees, costs and charges shall be payable to such Issuing Bank within 30 Business Days after its demand therefor.

2.5    Optional Termination or Reduction of Commitments. The Company shall have the right, upon not less than 3 Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of Loans made on the effective date thereof, the Total Revolving Extensions of Credit in respect would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $500,000, or a whole multiple of $100,000 in excess thereof (or an amount equal to the aggregate Available Revolving Commitments of all Revolving Lenders), and shall ratably reduce permanently the Revolving Commitments then in effect.

2.6    Optional Prepayments.

(a)    The Company may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 a.m., New York City time, 3 U.S. Government Securities Business Days prior thereto, in the case of SOFR Loans, and no later than 11:00 a.m., New York City time, 1 Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and the amount of prepayment and whether the prepayment is of SOFR Loans or ABR Loans; provided that if a SOFR Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Company shall also pay any amounts owing pursuant to Section 2.16 on the date of prepayment. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Loans that are ABR Loans) accrued and unpaid interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, in the event of a prepayment in full of the Loans, an amount equal to the outstanding principal amount of such Loans being prepaid). The application of any prepayment pursuant to this Section 2.6 shall be made, first, to ABR Loans and, second, to SOFR Loans.

(b)    Notwithstanding anything to the contrary contained in this Agreement, the Company may rescind any notice of prepayment under Section 2.6(a) if such prepayment would have resulted from or would have been made in connection with a refinancing of all or a part of the Revolving Facility or a sale of all or substantially all of the Capital Stock in or the assets of the Company or other similar event, which refinancing, sale or other event shall not be consummated or shall otherwise be delayed.

2.7    Mandatory Prepayments and Commitment Reductions.

(a)    In the event of a Change of Control, (i) the Company shall prepay the aggregate principal amount of the Loans and any Revolving L/C Unreimbursed Drawings then outstanding in full (at par, plus accrued and unpaid interest), Cash Collateralize all outstanding Letters of Credit and pay in full all other outstanding Credit Facility Obligations on the date that such Change of Control occurs and (ii) all Commitments shall be permanently terminated.

(b)    In the event of a Disposition by the Company or any Subsidiary of the Company of any minority equity investment, all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all or substantially all of the Capital Stock in a Person (other than any Disposition listed on Schedule 2.7(b)) (provided that no such Disposition will be permitted hereunder if a Default or Event of Default has occurred or is continuing or would result therefrom), the Company shall not later than 3 Business Days after the date that such Disposition occurs prepay the aggregate principal amount of the Loans then outstanding (at par, plus accrued and unpaid interest) and other outstanding Credit Facility Obligations in accordance with Section 2.7(c) and permanently and ratably reduce the Commitments in an amount (if any) sufficient, together with any prepayment of Indebtedness of the Company or its Subsidiaries made in connection with such Disposition, to cause the Debt to Capitalization of the Company not to exceed the Debt to Capitalization Limit on a Pro Forma Basis (assuming, for purposes of this determination, that all Revolving Commitments have been fully drawn), and the Company has delivered an certificate of a Responsible Officer certifying as to the foregoing to the Administrative Agent.

(c)    Any mandatory prepayment of the Credit Facility Obligations shall be applied as follows:

(i)    first, on a pro rata basis to the payment of outstanding Loans and the payment of any Revolving L/C Unreimbursed Drawings;

(ii)    second, on a pro rata basis to the Cash Collateralization of all outstanding Letters of Credit;

(iii)    third, on a pro rata basis to the payment of all other amounts then due and payable to the Lender Parties; and

(iv)    fourth, any amount remaining may be retained by the Company.

(d)    Subject to Section 2.7(e), all mandatory prepayments hereunder shall be made at par and without premium.

(e)    Upon any such mandatory prepayment of the Loans, as applicable, the Company shall pay to the Administrative Agent for the account of the applicable Lenders, on a pro rata basis, (i) all accrued interest to the date of such prepayment on the amount prepaid, (ii) all accrued fees to the date of such prepayment corresponding to the amount being prepaid and (iii) if such prepayment is the prepayment of a SOFR Loan on a day other than the last day of an Interest Period for such Loan, all amounts owing pursuant to Section 2.16 as a result of such prepayment.

(f)    In the event that any Letter of Credit is Cash Collateralized pursuant to the terms hereof in an amount at least equal to the then-outstanding Available Amount thereof, the Company shall use commercially reasonable efforts to cause the termination of such Letter of Credit promptly following the date on which such Cash Collateralization occurs.

(g)    In no event shall any prepayment or Cash Collateralization be funded from the proceeds of any Loan.

2.8    Conversion and Continuation Options.

(a)    The Company may elect from time to time to convert SOFR Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 a.m., New York City time, on the Business Day preceding the proposed conversion date; provided that any such conversion of SOFR Loans may only be made on the last day of an Interest Period with respect thereto, unless the Company pays any amounts owing pursuant to Section 2.16 on the conversion date. The Company may elect from time to time to convert ABR Loans to SOFR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 a.m., New York City time, on the 3rd U.S. Government Securities Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan may be converted into a SOFR Loan when any Event of Default has occurred and is continuing. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)    Any SOFR Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Company giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the definition of term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loan; provided that no SOFR Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion, not to permit such continuations; and provided, further, that if the Company shall fail to give any required notice as described above in this Section 2.8(b) or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(c)    If any Lender determines in good faith that compliance by such Lender with any law, treaty, governmental rule, regulation, guideline or order applicable to such Lender has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR,, then, on written notice thereof by such Lender to the Company through the Administrative Agent, any obligation of such Lender to make or continue SOFR Loans or to convert ABR Loans to SOFR Loans shall be suspended until such Lender notifies the Company through the Administrative Agent that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Company shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all affected SOFR Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans. Notwithstanding the foregoing, to the extent a determination by such Lender as described above relates to a SOFR Loan then being requested by the Company pursuant to Section 2.3 or 2.8(a), the Company shall have the option, subject to the provisions of Section 2.16, to rescind such request as to all Lenders by giving notice to the Administrative Agent of such rescission on the date on which such Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender).

2.9    Limitations on SOFR Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of SOFR Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the SOFR Loans comprising each SOFR Tranche shall be equal to $500,000 or a whole multiple of $100,000 in excess thereof, other than any conversions or continuations in the full principal amount of an applicable Loan and (b)  no more than 8 SOFR Tranches shall be outstanding at any one time.

2.10     Interest Rates and Payment Dates.

(a)    Each SOFR Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to Adjusted Term SOFR determined for such day plus the Applicable Margin.

(b)    Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)    (i) If all or a portion of the principal amount of any Loan, Revolving L/C Advance or Revolving L/C Unreimbursed Drawing shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.10 plus 2% or (y) in the case of any Revolving L/C Advance or any Revolving L/C Unreimbursed Drawing, the rate applicable to ABR Loans plus 2% and (ii) if all or a portion of any interest payable on any Loan, Revolving L/C Advance or any Revolving L/C Unreimbursed Drawing or any Commitment Fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d)    Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to Section 2.10(c) shall be payable from time to time on demand.

2.11    Computation of Interest and Fees.

(a)    Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed (including the first day, but excluding the last day), except that with respect to ABR Loans the rate of interest on which is calculated on the basis of the rate set forth in clause (a) of the definition of “ABR”, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed (including the first day, but excluding the last day). The Administrative Agent shall as soon as practicable notify the Company and the relevant Lenders of each determination of Adjusted Term SOFR. Any change in the interest rate on a Loan resulting from a change in the ABR or Adjusted Term SOFR shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Company and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Company and the Lender Parties in the absence of manifest error. The Administrative Agent shall, at the request of the Company, deliver to the Company a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section  2.10(a).

2.12    Inability to Determine Interest Rate. Subject to Section 2.20, if prior to the first day of any Interest Period for any SOFR Loan:

(a)    the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Company) that Adjusted Term SOFR cannot be determined pursuant to the definition thereof, or

(b)    the Administrative Agent shall have received notice from the Required Lenders that Adjusted Term SOFR determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Company and the relevant Lenders as soon as practicable thereafter. If such notice is given (i) any SOFR Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (ii) any Loans that were to have been converted on the first day of such Interest Period to SOFR Loans shall be continued as ABR Loans and (iii) any outstanding SOFR Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further SOFR Loans shall be made or continued as such, nor shall the Company have the right to convert ABR Loans to SOFR Loans. Subject to Section 2.20, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that Adjusted Term SOFR cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR” until the Administrative Agent revokes such determination.

2.13    Pro Rata Treatment and Payments.

(a)    Each borrowing by the Company from the Lenders, and subject to Section 2.14, each payment by the Company on account of any Commitment Fee and any reduction of the Commitments of the Lenders, shall be made pro rata according to the respective Revolving Percentages of the relevant Lenders.

(b)    Each payment (including each prepayment) by the Company on account of principal of and interest on the Loans shall be made pro rata according to the outstanding principal amounts of the Loans then held by the Revolving Lenders. Any Loans repaid or prepaid may be re-borrowed in accordance with the terms of this Agreement. The amount of each optional prepayment of the Loans pursuant to Section 2.6 shall be applied in accordance with the last sentence of Section 2.6(a).

(c)    All payments (including prepayments, but excluding payments made pursuant to Section 3.1(c)(i)) to be made by the Company hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders or any Issuing Bank, at the Funding Office (or by wire transfer to the Administrative Agent Account, unless otherwise directed in writing by the Administrative Agent), in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Lender Party promptly upon receipt in like funds as received, net of any amounts owing by such Lender Party pursuant to Section 8.7. If any payment hereunder (other than payments on the SOFR Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a SOFR Loan becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d)    Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Company a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.13(d) shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within 3 Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Company.

(e)    Unless the Administrative Agent shall have been notified in writing by the Company prior to the date of any payment due to be made by the Company hereunder that the Company will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Company is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Company within 3 Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Company.

2.14    Requirements of Law.

(a)    If any Lender Party shall have determined in good faith that any Change in Law:

(i)    shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender Party; or

(ii)    shall impose on such Lender Party any other condition affecting this Agreement or Loans made by such Lender Party (other than with respect to Taxes, which shall be governed exclusively by Section 2.15), and the result of any of the foregoing is to increase the cost to such Lender Party, by an amount that such Lender Party deems to be material, of making, converting into, continuing or maintaining Loans, issuing Letters of Credit or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Company shall promptly pay such Lender Party, upon its demand, any additional amounts necessary to compensate such Lender Party for such increased cost or reduced amount receivable. If any Lender Party becomes entitled to claim any additional amounts pursuant to this Section 2.14(a), it shall promptly notify the Company (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)    If any Lender Party shall have determined in good faith that any Change in Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender Party or any corporation controlling such Lender Party with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender Party’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender Party or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender Party’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender Party to be material, then from time to time, after submission by such Lender Party to the Company (with a copy to the Administrative Agent) of a written request therefor, the Company shall pay to such Lender Party such additional amount or amounts as will compensate such Lender Party or such corporation for such reduction.

(c)    A certificate as to any additional amounts payable pursuant to this Section 2.14 submitted by any Lender Party to the Company (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof. Notwithstanding anything to the contrary in this Section 2.14, the Company shall not be required to compensate any Lender Party pursuant to this Section 2.14 for any amounts incurred more than 9 months prior to the date that such Lender Party notifies the Company of such Lender Party’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such 9-month period shall be extended to include the period of such retroactive effect. The obligations of the Company pursuant to this Section 2.14 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.15    Taxes.

(a)    Except as required by law, all payments made by the Company under this Agreement and the other Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future Other Taxes or Taxes now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income Taxes (including branch profits) and franchise Taxes (imposed in lieu of net income Taxes) imposed on the Administrative Agent or any Lender Party as a result of a present or former connection between the Administrative Agent or such Lender Party and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent, or such Lender Party having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded Taxes (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender Party hereunder, (i) the Company or other withholding agent, as applicable, shall timely pay to the relevant Governmental Authority in accordance with applicable law such Non-Excluded Taxes or Other Taxes and (ii) the amounts so payable by the Company to the Administrative Agent or such Lender Party shall be increased to the extent necessary so that after making all required reductions of Non-Excluded Taxes or Other Taxes (including deductions of Non-Excluded Taxes or Other Taxes applicable to additional sums payable under this Section 2.15), the Administrative Agent and such Lender Party receives an amount equal to the sum it would have been entitled to receive had no such reduction or withholding been required; provided that the Company shall not be required to increase any such amounts payable to any Lender Party with respect to any Non-Excluded Taxes (i) that are attributable to such Lender Party’s failure to comply with the requirements of Section 2.15(d) or (e), (ii) that are United States federal withholding Taxes that would be imposed on amounts payable to such Lender Party (A) as of the date hereof, in the case of any Lender Party that is a Lender Party as of the date hereof, (B) in the case of Lender Party that becomes a Lender Party after the date hereof, as of the effective date of the Assignment and Assumption pursuant to which such Lender Party becomes a Lender Party, or (C) at the time such Lender Party designates a new lending office, except that, with respect to the preceding clauses (B) and (C), this clause (ii) shall not apply, to the extent that such Lender Party or such Lender Party’s assignor (if any) was entitled, at the time of the designation of the new lending office or assignment, as applicable, to receive additional amounts from the Company with respect to such Non-Excluded Taxes pursuant to this Section 2.15(a) or (iii) imposed pursuant to FATCA.

(b)    In addition, the Company shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent, timely reimburse it for Other Taxes, to the extent the Company has not already reimbursed a Lender for such amounts pursuant to Section 2.14 or Section 2.15(a).

(c)    Whenever any Non-Excluded Taxes or Other Taxes are paid by the Company, as promptly as possible thereafter the Company shall send to the Administrative Agent for its own account or for the account of the relevant Lender Party, as the case may be, a certified copy of an original official receipt received by the Company or other evidence of such payment reasonably satisfactory to the Administrative Agent showing payment thereof. If the Company fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Company shall indemnify the Administrative Agent and the Lender Parties for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender Party as a result of any such failure.

(d)    Each Lender Party (or Transferee) that is not properly treated as a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Company and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, U.S. Internal Revenue Service Form W-8ECI, U.S. Internal Revenue Service Form W-8EXP or U.S. Internal Revenue Service Form W-8IMY (which U.S. Internal Revenue Service Form W-8IMY shall be accompanied by all documentation contemplated by that form), or, (i) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a statement substantially in the form of Exhibit B-1 or Exhibit B-4 and a U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Company under this Agreement and the other Loan Documents, and (ii) in the case of a Non-U.S. Lender that is not the beneficial owner, executed copies of U.S. Internal Revenue Service Form W-8IMY, accompanied by U.S. Internal Revenue Service Form W-8ECI, U.S. Internal Revenue Service Form W-8BEN, U.S. Internal Revenue Service Form W 8BEN-E, a Form of Exemption Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, U.S. Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a statement substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner. Each Lender Party (or Transferee) that is properly treated as a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Company and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased or, in the case of the Administrative Agent, to the Company) two copies of U.S. Internal Revenue Service Form W-9, or any subsequent version thereof or successors thereto, properly completed and duly executed by such Lender Party (or Participant, as the case may be), certifying that such Lender Party (or Participant, as the case may be) is a United States Person and is entitled to an exemption from U.S. backup withholding tax in respect to all payments under this Agreement and the Loan Documents. Such forms shall be delivered by each Lender Party on or before the date it becomes a party to this Agreement (or, in the case of Participant, on or before the date such Participant purchases the related participation). In addition, each Lender Party shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender Party. Each Lender Party shall promptly notify the Company at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Company (or any other form of certification adopted by the U.S. taxing authorities for such purpose) or otherwise to comply with the requirements of any exemption from U.S. federal withholding Taxes. Notwithstanding any other provision of this Section 2.15(d), no Lender Party shall be required to take any action or deliver any form pursuant to this Section 2.15(d) that such Lender Party is not legally able to take or deliver; provided that any Lender Party that is a Lender Party as of the Closing Date shall be required to comply with the first sentence or second sentence, as applicable, of this Section 2.15(d) as of the Closing Date.

(e)    Any Lender Party that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement shall deliver to the Company (with a copy to the Administrative Agent), at the time or times reasonably requested by the Company, such other properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding; provided that such Lender Party is legally entitled to complete, execute and deliver such documentation and in such Lender Party’s judgment such completion, execution or submission would not subject such Lender Party to any material unreimbursed cost or expense or materially prejudice the legal or commercial position of such Lender Party.

(f)    If the Administrative Agent or any Lender Party determines, in its sole discretion exercised in good faith, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section 2.15, it shall promptly pay over such refund to the Company (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section 2.15 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Company, upon the written request of the Administrative Agent or such Lender Party, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender Party in the event the Administrative Agent or such Lender Party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such tax had never been paid. This Section 2.15(f) shall not be construed to require the Administrative Agent or any Lender Party to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Company or any other Person.

(g)    If a payment made to the Administrative Agent or Lender Party under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if the Administrative Agent or Lender Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Administrative Agent or Lender Party, as applicable, shall deliver to the Company and the Administrative Agent at the time or times prescribed by Requirements of Law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that the Administrative Agent or Lender Party has complied with the Administrative Agent’s or Lender Party’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.15(h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)    Without limiting the provisions of Sections 2.15(a) through (h) above, each Lender Party shall, and does hereby, severally indemnify the Company and the Administrative Agent, and shall make payment in respect thereof within 10 Business Days after demand therefor, against any and all Non-Excluded Taxes or Other Taxes attributable to such Lender Party (but only to the extent that the Company has not already indemnified the Administrative Agent for such Non-Excluded Taxes or Other Taxes and without limiting the obligation of the Company to do so) and any and all related losses, claims, liabilities, penalties, interest and reasonable expenses (including the fees, charges and disbursements of any counsel for the Company and the Administrative Agent) incurred by or asserted against the Company or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender Party to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender Party to the Company and the Administrative Agent pursuant to Sections 2.15(d), (e) or (h). Each Lender Party hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender Party under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 2.15(i).

(i)    On or before the date Bank of Montreal, Chicago Branch (or any successor or replacement Administrative Agent) becomes the Administrative Agent hereunder, it shall deliver to the Company two duly executed originals of either (i) U.S. Internal Revenue Service Form W-9 or (ii) a U.S. branch withholding certificate on U.S. Internal Revenue Service Form W-8IMY evidencing its agreement with the Company to be treated as a United States Person, with the effect that, in either case, the Company will be entitled to make payments hereunder to the Administrative Agent without withholding or deduction on account of U.S. federal withholding tax.

(j)    The agreements in this Section 2.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender Party, the termination of the aggregate Commitments and the repayment, satisfaction or discharge of all obligations under any Loan, Loan Document, or all other Credit Facility Obligations.

2.16    Indemnity. The Company agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Company in making a borrowing of, conversion into or continuation of SOFR Loans after the Company has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Company in making any prepayment of or conversion from SOFR Loans after the Company has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment or assignment of SOFR Loans on a day that is not the last day of an Interest Period with respect thereto or (d) any rescission of any notice of prepayment pursuant to Section 2.6(b), including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable. A certificate as to any amounts payable pursuant to this Section 2.16 submitted to the Company by any Lender shall be conclusive in the absence of manifest error, and the Company shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.17    Change of Lending Office. Each Lender Party agrees that, upon the occurrence of any event giving rise to the operation of Section 2.14 or 2.15(a) with respect to such Lender Party, it will, if requested by the Company, use reasonable efforts (subject to overall policy considerations of such Lender Party) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender Party, cause such Lender Party and its lending office(s) to suffer no economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section 2.17 shall affect or postpone any of the obligations of the Company or the rights of any Lender Party pursuant to Section 2.14 or 2.15(a).

2.18    Replacement of Lenders. The Company shall, at its sole cost and expense, be permitted to replace with an Eligible Assignee any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.14 or 2.15(a), (b) is a Defaulting Lender, (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby, (d) provides a notice to the Company that such Lender requests a conversion of SOFR Loans to ABR Loans pursuant to Section 2.8(c) or (e) objects to a prospective Qualified Owner (whether on the basis that such prospective Qualified Owner’s direct or indirect ownership of Capital Stock in the Company would violate the “know your customer” and anti-money laundering policies of such Lender or otherwise); provided that (i) such replacement does not conflict with any Requirements of Law, (ii) in the case of clause (c), no Event of Default shall have occurred and be continuing at the time of such replacement and the replacement Lender shall have consented to the amendment, supplement, modification, consent or waiver to which the replaced Lender did not consent, (iii) in the case of clause (a) or (d), prior to any such replacement, such Lender shall have taken no action under Section 2.17 that had the result of eliminating the continued need for payment of amounts owing pursuant to Section 2.14 or 2.15(a) or the conversion of SOFR Loans to ABR Loans pursuant to Section 2.8(a), (iv) the applicable Eligible Assignee shall purchase, at par, all Loans and other amounts owing to such replaced Lender under the Loan Documents on or prior to the date of replacement, (v) in the case of clauses (a) and (c), the Company shall be liable to such replaced Lender under Section 2.16 if any SOFR Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the applicable Eligible Assignee shall be reasonably satisfactory to the Administrative Agent and each Issuing Bank, (vii) the replaced Lender shall be obligated to comply with the provisions of Section 9.4 applicable to assignors (provided that the Company shall be obligated to pay the registration and processing fee referred to in Section 9.4(b)(ii)(B)), (viii) in the case of clause (a), until such time as such replacement shall be consummated, the Company shall pay all additional amounts (if any) required pursuant to Section 2.14 or 2.15(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Company, the Administrative Agent or any Lender Party shall have against the replaced Lender.

2.19    Defaulting Lenders.

(a)    Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Requirements of Law:

(i)    Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement or any other Loan Document shall be restricted to the extent set forth in the definition of “Required Lenders”; provided that a Defaulting Lender shall retain its voting rights where its outstanding Revolving Commitments or Revolving Extensions of Credit are being extended or increased, where payments of outstanding interest and principal are being reduced or waived, or where the applicable interest rate thereon is being reduced or waived;

(ii)    Subject to Section 2.19(a)(iv), any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, following an Event of Default or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to this Section 2.19(a)(ii) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender pro rata to the Issuing Banks hereunder; third, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and participations in Letters of Credit in form and substance satisfactory to the Administrative Agent; fifth, to the payment of any amounts owing to any Lender Party as a result of any judgment of a court of competent jurisdiction obtained by any Lender Party against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if such payment is a payment of the principal amount of any Loans or any participations in any Revolving L/C Unreimbursed Drawing in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans or participations in any Revolving L/C Unreimbursed Drawing of such Defaulting Lender until such time as all Loans and Revolving L/C Unreimbursed Drawings are held by the Lenders pro rata in accordance with the Revolving Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.19(a) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    No Defaulting Lender shall be entitled to receive any Commitment Fee pursuant to Section 2.4(a) or Revolving L/C Fee pursuant to Section 2.4(b) for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay any commitment fee pursuant to Section 2.4(a) or Revolving L/C Fee pursuant to Section 2.4(b) that otherwise would have been required to have been paid to such Defaulting Lender).

(iv)    With respect to any fees payable pursuant to Section 2.4(a) or Revolving L/C Fee payable pursuant to Section 2.4(b) not required to be paid to any Defaulting Lender pursuant to clause (iii) above, the Company shall (A) pay to each non-defaulting Revolving Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Revolving L/C Obligations that has been reallocated to such non-defaulting Revolving Lender pursuant to clause (vii) below, (B) pay to each Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender and (C) not be required to pay the remaining amount of any such fee.

(v)    If the Company, the Issuing Banks and the Administrative Agent agree in writing that a Revolving Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Revolving Lender will, to the extent applicable, purchase at par that portion of outstanding Loans and Revolving L/C Obligations of the other Revolving Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and Revolving L/C Obligations to be held pro rata by the Revolving Lenders in accordance with the Revolving Commitments, whereupon such Revolving Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Revolving Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Revolving Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(vi)    If a consent, waiver or vote of all Lenders is required for any action under the Loan Documents, or the consent or waiver of a Defaulting Lender is required pursuant to Section 2.19(a)(i) or 9.1, then an affirmative consent, waiver or vote of the Defaulting Lender shall be deemed given if such Defaulting Lender does not provide a written response within 20 days after the date of a written notice to the Defaulting Lender requesting such vote or consent.

(vii)    All or any part of any Defaulting Lender’s participation in Revolving L/C Obligations shall be reallocated among the non-defaulting Revolving Lenders in accordance with their respective Revolving Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause the Revolving Extensions of Credit of any such non-defaulting Revolving Lender (after giving effect to any such reallocation) to exceed such non-defaulting Revolving Lender’s Revolving Commitment. Subject to Section 9.14, no reallocation hereunder shall constitute a waiver or release of any claims of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-defaulting Revolving Lender as a result of such non-defaulting Revolving Lender’s increased exposure following such reallocation.

(viii)    So long as any Revolving Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit unless it is satisfied, that it will have no Fronting Exposure with respect to such Defaulting Lender after giving effect thereto.

(ix)    To the extent that any Issuing Bank receives notice in writing from any Lender that such Lender does not intend to comply with its funding obligations, it shall promptly forward a copy of such notice to the Administrative Agent and the Company.

(b)    Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, in the event that any Defaulting Lender shall exercise any right of set-off, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Section 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lender Parties and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Credit Facility Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. The rights of each Lender Party and its respective Affiliates under this Section 2.19(b) are in addition to other rights and remedies (including other rights of set-off) that such Lender Party or their respective Affiliates may have.

2.20    Benchmark Replacement Setting.

(a)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Compounded SOFR, all interest payments will be payable on a quarterly basis.

(b)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Company and the Lender Parties of (i) the implementation of any Benchmark

Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Company of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.20(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.20, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.20.

(d)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)    Benchmark Unavailability Period. Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Company may revoke any pending request for a borrowing of SOFR Loans or a conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Company will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

2.21    New Revolving Facility. Subject to Section 2.22:

(a)    The Company may by written notice to the Administrative Agent elect to request, after the date hereof and prior to the Revolving Facility Maturity Date, (x) new commitments in respect of a revolving credit facility (any such new commitments, the “New Revolving Commitments”, any letter of credit issued thereunder, a “New Revolving Letter of Credit”, any such new revolving loan facility, a “New Revolving Facility” and any advance made by a Lender thereunder, a “New Loan”) or (y) an increase in the Commitments under the Revolving Facility (each, a “Revolving Commitment Increase”). Each such notice shall specify (i) the date (each, an “Incremental Revolving Facility Date”) on which the Company proposes that the New Revolving Commitments or Revolving Commitment Increase shall be effective, which shall be a date not less than three Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Lender or other Person that is an Eligible Assignee and each Issuing Bank (which shall be an Acceptable Issuing Bank) (each, a “New Revolving Lender” and a “New Issuing Bank”, respectively) to whom the Company proposes any portion of such New Revolving Commitments or Revolving Commitment Increase be allocated and the amounts of such allocations;

provided that the Administrative Agent may elect or decline to arrange such New Revolving Commitments or Revolving Commitment Increase in its sole discretion and any Lender or Issuing Bank approached to provide all or a portion of the Revolving Commitment Increase, New Revolving Commitments or the New Revolving Letters of Credit, as applicable, may elect or decline, in its sole discretion, to provide a Revolving Commitment Increase, New Revolving Commitment or a New Revolving Letter of Credit. Such Revolving Commitment Increase or New Revolving Commitments (as applicable) shall become effective as of such Incremental Revolving Facility Date; provided that (i) each of the conditions precedent set forth in Section 2.22 shall have been satisfied or waived (in accordance with Section 9.1); (ii) the amount of any requested New Revolving Facility or Revolving Commitment Increase (as applicable) shall be an amount equal to at least $1,000,000, or a whole multiple of $1,000,000 in excess thereof; (iii) any Revolving Commitment Increase or New Revolving Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Company, each New Revolving Lender and New Issuing Bank (as the case may be) and the Administrative Agent, each of which shall be recorded in the Register and each New Revolving Lender shall be subject to the requirements set forth in Section 2.15; (iv) any New Revolving Commitments shall have a final maturity date equal to or later than the Revolving Facility Maturity Date; (v) any New Revolving Commitments or Revolving Commitment Increase will require no scheduled amortization prior to the Revolving Facility Maturity Date; and (vi) other terms of any New Revolving Facility, to the extent not substantially consistent with the Revolving Facility (taken as a whole), shall be reasonably satisfactory to the Administrative Agent, except for covenants or other provisions applicable only to periods after the Revolving Facility Maturity Date, and shall constitute the same tranche. To the extent reasonably requested by the Administrative Agent and expressly set forth in the documentation relating to such New Revolving Facility or Revolving Commitment Increase, the Administrative Agent shall have received legal opinions consistent to the extent applicable with the legal opinions delivered pursuant to Section 5.1(e) or other documents in connection with any such transaction.

(b)    On any Incremental Revolving Facility Date, subject to the satisfaction of the foregoing terms and conditions and Section 2.22 below, (i) each New Revolving Lender and each New Issuing Bank shall become a Lender or an Issuing Bank, as applicable, with respect to the Revolving Commitment Increase, New Revolving Commitments, the New Revolving Letters of Credit (as applicable) and all matters relating thereto.

(c)    The Administrative Agent shall notify the Lenders promptly upon receipt of the Company’s notice of each Incremental Revolving Facility Date and in respect thereof the Revolving Commitment Increase, the New Revolving Commitments, any New Revolving Lender and any New Issuing Bank.

(d)    Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provision of this Section 2.21; provided that no such amendments in respect of the matters set forth in Section 9.1(a)(i)-(x) that alter the rights of affected Lenders shall be entered into pursuant to this clause (d) without the consent of the affected Lenders specified therein.

(e)    The use of proceeds of any New Revolving Commitments will be as agreed by the Company and the lenders holding such New Revolving Commitments, subject to Section 6.11.

(f)    Each of the parties hereto hereby agrees that the Administrative Agent may take any and all actions as may be reasonably necessary to ensure that, after giving effect to any incurrence or increase, as the case may be, pursuant to this Section 2.21, the outstanding Loans are held by the New Revolving Lenders and existing Revolving Lenders, as applicable, in accordance with their new applicable pro rata share, including, effecting any prepayment in connection with such allocation.

2.22    Additional Conditions to New Revolving Facility. Notwithstanding Section 2.21, the Company shall not request new commitments in respect of any New Revolving Facility or Revolving Commitment Increases unless each of the following conditions shall be satisfied:

(a)    the aggregate amount for all New Revolving Facilities and Revolving Commitment Increases shall not exceed (i) $60,000,000 plus (ii) the aggregate principal amount of all voluntary permanent commitment reductions of the Revolving Facility effected on or prior to the date of incurrence of the applicable New Revolving Facility or Revolving Commitment Increase;

(b)    the Administrative Agent shall have approved (such approval not to be unreasonably withheld, conditioned or delayed) each New Revolving Lender and each New Issuing Bank and the Issuing Bank shall have approved (such approval not to be unreasonably withheld, conditioned or delayed) each New Revolving Lender; provided that no consent of the Administrative Agent or the Issuing Bank shall be required under this Section 2.22(b) in respect of any New Revolving Lender or New Issuing Bank that is a Revolving Lender, an Affiliate of a Revolving Lender or an Approved Fund with respect to a Revolving Lender immediately prior to the incurrence of the New Revolving Facility or Revolving Commitment Increase;

(c)    no Default or Event of Default has occurred and is continuing or would occur after giving effect to the proposed New Revolving Facility or Revolving Commitment Increase;

(d)    as of the date of incurrence of the New Revolving Facility or Revolving Commitment Increase and after giving effect thereto, representations and warranties in Section 4 hereof shall be true and correct in all material respects (without duplication of any materiality qualifier set forth therein); and

(e)    any New Revolving Facility or Revolving Commitment Increase shall be secured on a pari passu basis with the Credit Facility Obligations by the Collateral.

2.23    Evidence of Debt.

(a)    Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Company to such Lender resulting from each borrowing made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Administrative Agent shall maintain the Register in accordance with Section 9.04(b)(iv). The entries made in the records maintained pursuant to this paragraph (a) shall be prima facie evidence absent manifest error of the existence and amounts of the obligations recorded therein. Any failure of any Lender or the Administrative Agent to maintain such records or make any entry therein or any error therein shall not in any manner affect the obligations of the Company under this Agreement and the other Loan Documents. In the event of any conflict between the records maintained by any Lender and the records maintained by the Administrative Agent in such matters, the records of the Administrative Agent shall control in the absence of manifest error.

(b)    Upon the request of any Lender made through the Administrative Agent, the Company shall prepare, execute and deliver to such Lender a Promissory Note of the Company payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and a form approved by the Administrative Agent, which shall evidence such Lender’s Loan in addition to such records. No transfer of a Promissory Note shall be effective unless it has been recorded in the Register.

SECTION 3.    LETTERS OF CREDIT

3.1    Revolving L/C Commitment.

(a)    Revolving L/C Commitment.

(i)    Subject to the terms and conditions set forth herein, (A) each Issuing Bank agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 3.1, (1) from time to time on any Business Day during the Revolving L/C Availability Period, to issue Letters of Credit for the account of the Company, and to amend, renew or extend Letters of Credit previously issued by it, in accordance with Section 3.1(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in such Letters of Credit and any drawings thereunder; provided that no Issuing Bank shall be obligated to make any Revolving L/C Credit Extension, and no Revolving Lender shall be obligated to participate in any Letter of Credit if, as of the date of such Revolving L/C Credit Extension, (x) the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments, (y) the Revolving Extensions of Credit of any Revolving Lender would exceed such Revolving Lender’s Revolving Commitment, and (z) the Revolving L/C Obligations with respect to Letters of Credit issued by such Issuing Bank would exceed its Revolving L/C Commitment.

(ii)    Letters of Credit shall constitute utilization of the Revolving Commitments.

(iii)    Each Letter of Credit (A) shall be denominated in Dollars, (B) expire no later than the earlier of (x) the first anniversary of its date of issuance or such later date as may be agreed by the applicable Issuing Bank (or, in the case of any Auto-Renewal Letter of Credit, 12 months after the current expiration date) and (y) the Revolving L/C Expiration Date and (C) be issued subject to “Uniform Customs and Practice for Documentary Credits” (2007 Revision), International Chamber of Commerce, Publication No. 600 or “International Standby Practices 1998”, International Chamber of Commerce, Publication No. 590, as mutually agreed between the Company and the applicable Issuing Bank.

(iv)    No Issuing Bank shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Issuing Bank or any Revolving Lender to exceed any limits imposed by, any applicable Requirements of Law.

(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the applicable Issuing Bank (with a copy to the Administrative Agent) in the form of a Revolving L/C Application, appropriately completed and signed by a Responsible Officer of the Company. Such Revolving L/C Application must be received by the applicable Issuing Bank and the Administrative Agent not later than 11:00 a.m. (New York City time) at least 3 Business Days (or such shorter period as such Issuing Bank and the Administrative Agent may agree in a particular instance) prior to the proposed issuance date or date of amendment, as the case may be. Subject to the final sentence of this Section 3.1(b)(i), in the case of a request for an initial issuance of a Letter of Credit, such Revolving L/C Application shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof;

(E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the applicable Issuing Bank may reasonably request. Subject to the final sentence of this Section 3.1(b)(i), in the case of a request for an amendment of any outstanding Letter of Credit, such Revolving L/C Application shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank: (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); and (3) the nature of the proposed amendment. Additionally and subject to the final sentence of this Section 3.1(b)(i), the Company shall furnish to the applicable Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment as such Issuing Bank or the Administrative Agent may reasonably require. The Issuing Bank shall not unreasonably delay the issuance of a Letter of Credit or unreasonably reject any provisions reasonably requested by the Company to be modified in the Revolving L/C Application or Revolving L/C Documents in order to be not inconsistent with the terms of this Agreement.

(ii)    Promptly after receipt of any Revolving L/C Application, the applicable Issuing Bank will confirm with the Administrative Agent that the Administrative Agent has received a copy of such Revolving L/C Application from the Company and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof. Upon receipt by such Issuing Bank of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions set forth herein, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Company or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Bank a participation in such Letter of Credit in an amount equal to such Revolving Lender’s Revolving Percentage of the amount of such Letter of Credit.

(iii)    If the Company so requests in any applicable Revolving L/C Application, the applicable Issuing Bank may agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit shall permit such Issuing Bank to prevent any such renewal at least once in each 12-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such 12-month period to be agreed upon at the time such Letter of Credit is issued (it being understood that each Issuing Bank shall be entitled to give such notice of non-renewal to the extent of the occurrence and continuance of an Event of Default as of the date on which it is entitled to give such notice of non-renewal). Unless otherwise directed by the applicable Issuing Bank, the Company shall not be required to make a specific request to such Issuing Bank for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Revolving L/C Expiration Date; provided that such Issuing Bank shall not permit any such renewal if a Bankruptcy Event of Default has occurred and is continuing.

(iv)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)    Drawings and Reimbursement; Funding of Participations.

(i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Bank shall notify the Company and the Administrative Agent thereof, and such Issuing Bank shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. If such Issuing Bank notifies the Company of any payment by such Issuing Bank under a Letter of Credit prior to 11:00 a.m. (New York City time) on the date of such payment, the Company shall reimburse such Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing not later than 3:00 p.m. (New York City time) on the next Business Day; provided that if such notice is not provided to the Company prior to 11:00 a.m. (New York City time) on such payment date, then the Company shall reimburse such Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing not later than 3:00 p.m. (New York City time) on the 2nd Business Day, and such extension of time shall be reflected in computing fees in respect of such Letter of Credit. If the Company fails to so reimburse such Issuing Bank by such time, such failure shall not be a considered a Default or an Event of Default hereunder and the Administrative Agent shall promptly notify each Revolving Lender of such payment date, the amount of the Revolving L/C Unreimbursed Drawing and the amount of such Revolving Lender’s Revolving Percentage thereof. In such event, subject to Section 3.1(c)(iii), the Company shall be deemed to have requested Loans to be disbursed under the Revolving Facility on such payment date in an amount equal to such Revolving L/C Unreimbursed Drawing, without regard to the minimum and multiples for an ABR Loan specified in this Agreement. Any notice given by an Issuing Bank or the Administrative Agent pursuant to this Section 3.1(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)    Each Revolving Lender (including each Revolving Lender acting as an Issuing Bank) shall upon any notice pursuant to Section 3.1(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable Issuing Bank at the Administrative Agent’s office set forth in Section 9.2 in an amount equal to its Revolving Percentage of the relevant Revolving L/C Unreimbursed Drawing not later than 3:00 p.m. (New York City time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to Section 3.1(c)(iii), each Revolving Lender that so makes funds available shall be made to the Company in such amount as an ABR Loan. The Administrative Agent shall remit the funds so received to the applicable Issuing Bank in accordance with the instructions provided to the Administrative Agent by such Issuing Bank (which instructions may include standing payment instructions, which may be updated from time to time by such Issuing Bank; provided that, unless the Administrative Agent shall otherwise agree, any such update shall not take effect until the Business Day immediately following the date on which such update is provided to the Administrative Agent). For the avoidance of doubt, any funds advanced pursuant to this Section 3.1(c)(ii) shall constitute Loans for all purposes of this Agreement.

(iii)    If a Payment Event of Default or Bankruptcy Event of Default shall have occurred and be continuing at the time the relevant reimbursement is due pursuant to

Section 3.1(c)(i), the relevant Revolving L/C Unreimbursed Drawing shall not be refinanced with Loans, and shall be due and payable on demand (together with interest thereon at the default interest rate pursuant to Section 2.10(c) then applicable to ABR Loans under the Revolving Facility). In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the applicable Issuing Bank pursuant to Section 3.1(c)(i) shall be deemed payment in respect of its participation in such Revolving L/C Unreimbursed Drawing and shall constitute a Revolving L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 3.1.

(iv)    Until each Revolving Lender funds its Loans or Revolving L/C Advance to reimburse the applicable Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s Revolving Percentage of such amount shall be solely for the account of such Issuing Bank.

(v)    Each Revolving Lender’s obligations to make Loans or Revolving L/C Advances to reimburse the applicable Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 3.1(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such Issuing Bank, the Company or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Lender’s obligation to make Loans or Revolving L/C Advances pursuant to this Section 3.1(c) is subject to no Bankruptcy Event of Default or Payment Event of Default having occurred which is continuing. No such funding of a participation in any Letter of Credit shall relieve or otherwise impair the obligation of the Company to reimburse the applicable Issuing Bank for the amount of any payment made by such Issuing Bank under such Letter of Credit, together with interest as provided herein.

(vi)    If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 3.1 by the time specified in Section 3.1(c)(ii), then, without limiting the other provisions of this Agreement, such Issuing Bank shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of the Federal Funds Effective Rate from time to time in effect and a rate determined by such Issuing Bank in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by such Issuing Bank in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid (exclusive of interest and fees as aforesaid) shall constitute such Revolving Lender’s Loan or Revolving L/C Advance, as the case may be. A certificate of the applicable Issuing Bank submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 3.1(c) shall be prima facie evidence of such amounts absent manifest error.

(d)    Repayment of Participations.

(i)    If, at any time after an Issuing Bank has made payment in respect of any drawing under any Letter of Credit issued by it and has received from any Revolving

Lender its Revolving L/C Advance in respect of such payment in accordance with Section 3.1(c), if the Administrative Agent receives for the account of such Issuing Bank any payment in respect of the related Revolving L/C Unreimbursed Drawing or interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Revolving Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s Revolving L/C Advance was outstanding) in like funds as received by the Administrative Agent.

(ii)    If any payment received by the Administrative Agent for the account of an Issuing Bank pursuant to Section 3.1(c)(i) is required to be returned under any of the circumstances described in Section 9.19 (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of such Issuing Bank its Revolving Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Revolving Lenders under this Section 3.1(d)(ii) shall survive the payment in full of the Credit Facility Obligations and the termination of this Agreement.

(e)    Obligations Absolute. The obligations of the Company to reimburse the applicable Issuing Bank for each drawing under each Letter of Credit and to repay each Revolving L/C Unreimbursed Drawing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)    any lack of validity or enforceability of such Letter of Credit or any term or provision thereof, any Loan Document, or any other agreement or instrument relating thereto;

(ii)    the existence of any claim, counterclaim, setoff, defense or other right that the Company may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)    any payment by the applicable Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not comply strictly with the terms of such Letter of Credit; or any payment made by the applicable Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including arising in connection with any proceeding under any Debtor Relief Law;

(v)    any exchange, release or nonperfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the Credit Facility Obligations of the Company in respect of such Letter of Credit; or

(vi)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company.

(f)    Inspection by Company. The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will promptly notify the applicable Issuing Bank. The Company shall be conclusively deemed to have waived any such claim against any Issuing Bank and its correspondents unless such notice is given as aforesaid.

(g)    Role of Issuing Bank. Each Revolving Lender and the Company agree that, in paying any drawing under a Letter of Credit, the applicable Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any document or the authority of the Person executing or delivering any document. None of the applicable Issuing Bank, any Agent Indemnitee nor any of the respective correspondents, participants or assignees of such Issuing Bank shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Lenders in respect of the Revolving Facility, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Revolving L/C Application. The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Company from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the applicable Issuing Bank, any Agent Indemnitee nor any of the respective correspondents, participants or assignees of such Issuing Bank shall be liable or responsible for any of the matters described in Section 3.1(e); provided that, notwithstanding anything in such clauses to the contrary, the Company may have a claim against such Issuing Bank, and such Issuing Bank may be liable to the Company to the extent, but only to the extent, of any direct (as opposed to indirect, special, punitive, consequential or exemplary) damages suffered by the Company which a court of competent jurisdiction determines in a final nonappealable judgment were caused by such Issuing Bank’s willful misconduct or gross negligence or such Issuing Bank’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the applicable Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, and such Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(h)    Inconsistency with Revolving L/C Application. In the event of any inconsistency between the terms of this Agreement and the terms of any Revolving L/C Application or any other Revolving L/C Documents, the terms hereof shall control.

(i)    Reporting. Not later than the 3rd Business Day following the last day of each week (or at such other intervals as the Administrative Agent and the applicable Issuing Bank shall agree), each

Issuing Bank shall provide to the Administrative Agent a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), the expiration date, and the reference number of any Letter of Credit outstanding at any time during such month, and showing the aggregate amount (if any) payable by the Company to such Issuing Bank during such month. If any Issuing Bank ceases to be an Acceptable Issuing Bank, such Issuing Bank promptly (in no event later than two (2) Business Days) notify the Company thereof.

(j)    Replacement of Issuing Bank. The Issuing Bank may be replaced at any time, or may assign all or any portion of its Letters of Credit to a successor Issuing Bank (which, in the case of a replacement of or assignment, the successor Issuing Bank shall be an Acceptable Issuing Bank) by written agreement among (i) the Company, (ii) the successor Issuing Bank and (iii) in the case of an assignment, the assigning Issuing Bank, or in the case of a replacement, if at such time the Issuing Bank being replaced is an Acceptable Issuing Bank, the replaced Issuing Bank (as applicable), and upon notice to the Administrative Agent; provided, however, that no written agreement shall be required by the assigning Issuing Bank or the replaced Issuing Bank in clause (iii) if the replaced or assigning Issuing Bank is no longer an Acceptable Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement or resignation of an Issuing Bank. At the time any such replacement or assignment shall become effective, the Company shall pay all unpaid fees and all other amounts payable hereunder, if any, accrued for the account of the replaced or assigning Issuing Bank pursuant to Section 2.4. From and after the effective date of any such replacement or assignment, the successor Issuing Bank shall have all the rights and obligations of the replaced or assigning Issuing Bank under this Agreement with respect to the Letters of Credit to be issued thereafter. After the replacement of or assignment by an Issuing Bank hereunder, (A) the Company shall use reasonable commercial efforts to replace the outstanding Letters of Credit issued by the replaced or assigning Issuing Bank by a Letter of Credit or Letters of Credit issued by the successor Issuing Bank and in the relevant amounts, and (B) the replaced or assigning Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement or assignment, but shall not be required to issue additional Letters of Credit to the extent replaced or so assigned.

SECTION 4.    REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lender Parties to enter into the Loan Documents and to make the Loans and issue the Letters of Credit, the Company hereby represents and warrants (as to itself and as to Parent (where specified)) on each date the representations and warranties contemplated herein are required to be made to the Agents and each Lender Party that:

4.1    Organization; Power and Authority; Compliance with Laws. The Company (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.2    Authorization; Etc. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to borrow the Loans and to obtain other extensions of credit under this Agreement. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party, including the granting of Liens pursuant to the Security Documents, and to borrow the Loans under this Agreement and to obtain other extensions of credit. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with (a) the borrowing of Loans, issuance of Letters of Credit and other extensions of credit under this Agreement or (b) the execution, delivery and performance of this Agreement or any of the other Loan Documents by each Loan Party thereto, except for (i) consents, authorizations, filings and notices which have been obtained or made and are in full force and effect, (ii) consents, authorizations, filings and notices required by securities, regulatory or other applicable law in connection with an exercise of remedies and (iii) consents, authorizations, filings and notices which, if not obtained or made, would not reasonably be expected to result in a Material Adverse Effect. Each Loan Document to which each Loan Party is a party has been duly executed and delivered on behalf of such Loan Party. This Agreement constitutes, and each other Loan Document to which a Loan Party is a party, upon execution will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.3    No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents and the borrowing of Loans and other extensions of credit under this Agreement and the use of the proceeds thereof (a) will not conflict with or result in a violation or breach of any terms of any (i) Requirements of Law, (ii) certificate of incorporation, certificate of formation, certificate of limited partnership, limited liability company agreement or limited partnership agreement of the Company or (iii) Contractual Obligation of the Company or any of its Subsidiaries, except in the case of clauses (i) and (iii) above, any such conflict, violation or breach that would not reasonably be expected have a Material Adverse Effect, and (b) will not result in, or require, the creation or imposition of any Lien on any material properties or revenues of the Company or any Subsidiary pursuant to any Requirements of Law (other than Permitted Liens).

4.4    Litigation. Except as set forth on Schedule 4.4, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary or any of property of the Company or any Subsidiary that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.5    No Default. No Default or Event of Default has occurred and is continuing.

4.6    Financial Statements. Each financial statement delivered pursuant to Section 5.1(b) (including in each case the related schedules and notes) fairly presents in all material respects the financial position of the applicable FS Entity as of the respective periods covered thereby and the results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

4.7    Ownership of Property. The Company and its Subsidiaries have title in fee simple to, a valid leasehold interest in, a valid easement interest in, or other necessary, appropriate or adequate right to use, all their material real property, and good title to, or a valid leasehold interest in or other necessary, appropriate or adequate right to use, all their other material property, including all such properties reflected in the audited balance sheets referred to in Section 5.1(b) except as would not reasonably be expected to have a Material Adverse Effect.

4.8    Intellectual Property. The Company and its Subsidiaries own, or have licensed or have rights to use, all material Intellectual Property currently used in their business as currently conducted, except as would not reasonably be expected to have a Material Adverse Effect. To the Company’s knowledge, it has not received from any third party a claim in writing that it is infringing in any material respect the material Intellectual Property of such third party. To the Company’s knowledge, the use of material Intellectual Property by the Company and its Subsidiaries does not infringe on the rights of any Person in any material respect.

4.9    Taxes. The Company and its Subsidiaries, respectively, have filed or caused to be filed or has been included in all federal, state and other material tax returns that are required to be filed on or before the date hereof and has paid all material taxes shown to be due and payable by the Company and its Subsidiaries, respectively, on said returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges (including interest and penalties and any withholding taxes) imposed on it or any of their properties by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Company or a Subsidiary, as the case may be). Other than as set forth on Schedule 4.9, the Company knows of no basis for any other tax or assessment that would, individually in the aggregate, reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of U.S. federal, state or other taxes due by the Company and its Subsidiaries, respectively, for all fiscal periods are adequate. No tax Lien has been filed, other than Permitted Liens, and, to the knowledge of the Company, no claim is being asserted, with respect to any such tax, fee or other charge. The Company is not party to any material tax sharing agreement. The Company is classified as an entity disregarded as separate from its owner for U.S. federal income tax purposes.

4.10    Permits. As of the Closing Date, the Company has (except as set forth on Schedule 4.10 or as would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect) all material Permits under applicable Requirements of Law that are required to be obtained by or on behalf of the Company for the operation of its business as currently conducted.

4.11    Federal Reserve Regulations. No part of the proceeds of the Loans will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U, or for the purpose of buying or carrying or trading in any securities (as defined in Section 2(1) of the Securities Act) under such circumstances as to involve the Company in a violation of Regulation X or to involve any broker or dealer in a violation of Regulation T. Margin stock does not constitute any of the value of the assets of the Company and the Company does not have any present intention that margin stock will constitute any of the value of such assets. As used in this Section 4.11, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in Regulation U.

4.12    ERISA. No ERISA Event has occurred that would reasonably be expected to result in a Material Adverse Effect.

4.13    Investment Company Act. Neither Loan Party nor any of the Company’s Subsidiaries is subject to regulation under the Investment Company Act of 1940, as amended, including the rules and regulations thereunder.

4.14    Capitalization. As of the Closing Date:

(a)    Schedule 4.14 contains (except as noted therein) complete and correct lists of the Company’s Subsidiaries, showing, as to each such Subsidiary, the name thereof, the jurisdiction of its organization, the percentage of shares of each class of its Capital Stock or similar equity interests outstanding owned by the Company and each other Subsidiary and whether such Subsidiary is a Material Subsidiary.

(b)    All of the outstanding shares of Capital Stock or similar equity interests of each Subsidiary shown on Schedule 4.14 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Company or another Subsidiary free and clear of any Lien (other than Permitted Liens).

(c)    Each Subsidiary is a corporation, limited liability company or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate, limited liability company or other company power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d)    No Subsidiary is subject to any legal, regulatory, contractual or other restriction (other than the agreements listed on Schedule 4.14 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of Capital Stock or similar equity interests of such Subsidiary.

4.15    Use of Proceeds.

(a)    The proceeds of the Loans received by the Company will be used solely to finance the general corporate purposes of the Company and its Subsidiaries, including to provide credit support for the obligations of any Subsidiary of Rev Renewables (or any other Relevant Public Company).

(b)    The Letters of Credit will be used by the Company to finance the general corporate purposes of the Company and its Subsidiaries, including to provide credit support for the obligations of any Subsidiary of Rev Renewables (or any other Relevant Public Company).

(c)    The Company shall not use, directly or indirectly, the proceeds of any Loan or Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, other Affiliate, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of a payment or giving of money or anything else of value to any Person, in each case in a manner that would constitute a violation of any applicable Anti-Corruption Laws, (ii) to fund any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would constitute or give rise to a violation of any Sanctions by any Person participating in the transactions contemplated hereunder, whether as underwriter, advisor, lender, investor or otherwise.

4.16    Environmental Matters. As of the Closing Date, except as otherwise set forth on Schedule 4.16 hereto or except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a)    neither Company nor any of its Subsidiaries has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the properties owned, leased or operated by the Company or any of its Subsidiaries (the “Properties”) or the business operated by the Company or any of its Subsidiaries; and

(b)    the Properties and all operations at the Properties are in compliance with all applicable Environmental Laws, except for any failure to comply that would not reasonably be expected to give rise to liability of the Company or any of its Subsidiaries under any applicable Environmental Laws.

4.17    Solvency. As of the Closing Date, the Company and its Subsidiaries, taken as a whole are, and after giving effect to the incurrence of Indebtedness and the other transactions contemplated hereby will be, Solvent.

4.18    Foreign Assets Control Regulations, Etc.

(a)    None of the Loan Parties, the Company’s Subsidiaries nor any of their respective directors, officers or, to the best of the knowledge of the Company, Affiliates or employees is a Sanctioned Person.

(b)    None of the Loan Parties nor any of the Company’s Subsidiaries will use, directly or indirectly, any part of the proceeds of any Loan or any other transaction contemplated by any Loan Document in a manner that would constitute a violation of applicable AML Laws, Anti-Corruption Laws or Sanctions.

(c)    None of the Loan Parties, the Company’s Subsidiaries nor any of their respective directors, officers or, to the best knowledge of the Company, Affiliates or employees is in violation of any applicable AML Laws, Anti-Corruption Laws, or Sanctions. The Company has established procedures and controls which are designed to promote and achieve compliance by the Company and its Subsidiaries with all applicable AML Laws, Anti-Corruption Laws and Sanctions.

4.19    Accuracy of Information, Etc.

(a)    As of the Closing Date, no statement or information contained in this Agreement, any other Loan Document or any other report, document, certificate or written statement furnished by or at the request of the Company to the Lender Parties (other than projections and other pro forma or forward looking information), for use in connection with the transactions contemplated by this Agreement or the other Loan Documents or pursuant to the terms of the Loan Documents (such statements and information, together with the financial statements delivered pursuant to Section 5.1(b), the “Disclosure Documents”), taken as a whole, when furnished, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein (taken as a whole) not materially misleading in light of the circumstances in which such statements were made (after giving effect to all supplements and updates theretofore delivered).

(b)    As of the Closing Date, the projections and other pro forma or forward-looking information contained in the materials referenced in Section 4.19(a) were prepared by the Company in good faith on the basis of assumptions that were reasonable in light of the conditions existing at the time of delivery, it being recognized by the Lender Parties that such information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such information may differ from the projected results set forth therein by a material amount.

(c)    As of the Closing Date, the Company does not have any material liabilities that are not disclosed in the Disclosure Documents.

4.20    Indebtedness. As of the Closing Date:

(a)    Except as described therein, Schedule 4.20(a) sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries in an aggregate principal amount greater than $1,000,000 after giving effect to the borrowing of the Loans and the application of the proceeds thereof as contemplated by Section 4.15 (including descriptions of the obligors and approximate principal amounts outstanding). No event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)    Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company.

4.21    Material Adverse Effect(a) . No event that would reasonably be expected to have a Material Adverse Effect has occurred since December 31, 2020 and is continuing.

4.22    Security Documents. The Pledge Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and the proceeds thereof. In the case of (a) the Pledged Stock, when stock certificates representing such Pledged Stock are delivered to the Collateral Agent together with stock powers duly endorsed in blank and (b) security interests in the other Collateral described in the Pledge Agreement that can be perfected by the filing of financing statements under the Uniform Commercial Code, when financing statements specified on Schedule 4.22 in appropriate form are filed in the offices specified on Schedule 4.22, the Liens granted under the Pledge Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Guaranteed Obligations (as defined in the Pledge Agreement), in each case prior and superior in right to any other Person except (i) in the case of Collateral other than Pledged Stock, Permitted Liens, or (ii) in the case of any Pledged Stock, Liens (x) arising pursuant to the limited liability company agreements, partnership agreements or other governing documents of the Loan Parties or applicable securities laws, (y) for taxes not yet due or delinquent or (z) arising pursuant to the Security Documents.

4.23    Beneficial Ownership Certification. As of the Closing Date, the information included in the Beneficial Ownership Certification delivered pursuant to Section 5.1(d) is, to the knowledge of the Company, true and correct in all material respects.

SECTION 5.    CONDITIONS PRECEDENT

5.1    Conditions to Closing Date. The occurrence of the Closing Date and the obligation of each Lender Party to make any Loans or other extensions of credit hereunder is subject to the satisfaction or waiver of the following conditions precedent:

(a)    Each Agent and each Lender Party shall have received each Loan Document described in clause (a) through (c) of the definition thereof to which it is a party and the Pledge Agreement, each duly executed and delivered by each party thereto.

(b)    Financial Statements. The Administrative Agent shall have received copies of (i) the unaudited financial statements of Bath County Energy, LLC, Harbor Hydro I, LLC, Yards Creek Energy, LLC, Bolt Energy FinanceCo, LLC, Quattro Solar HoldCo, LLC and Helix Maine Wind Development, LLC (collectively, the “Initial FS Entities”) for the fiscal quarter ending June 30, 2021 and (ii) the unaudited financial statements of the LeConte Energy Storage, LLC and the Initial FS Entities (collectively, the “FS Entities”) for the fiscal quarter ending September 30, 2021.

(c)    Closing Certificates; Certified Organizational Documents; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of the Loan Parties, dated as of the Closing Date, substantially in the form of Exhibit E and (ii) a certificate of each Loan Party, dated as of the Closing Date, in each case substantially in the form of Exhibit F, with appropriate insertions and attachments, including (A) its certificate of formation, certified by the relevant authority of its jurisdiction of organization, (B) its limited liability company agreement, (C) the resolutions of its appropriate governing body, authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (D) the incumbency and specimen signature of each of its Responsible Officers executing any Loan Document and (E) a good standing certificate from its jurisdiction of organization.

(d)    Patriot Act. The Lender Parties and Agents shall have received, at least 2 Business Days prior to the Closing Date, (i) all documentation and other information required from the Loan Parties under applicable “know your customer” rules and AML Laws, including the Patriot Act, and (ii) a Beneficial Ownership Certification in relation to the Company and each Subsidiary that qualifies as a “legal entity customer” under the Beneficial Ownership Regulations, in each case, to the extent reasonably requested by such Person at least 10 days prior to the Closing Date.

(e)    Legal Opinions. The Administrative Agent shall have received a legal opinion of Milbank LLP, special New York counsel to the Loan Parties, in form and substance reasonably acceptable to the Administrative Agent (it being understood that no permitting or federal or state regulatory opinions shall be required).

(f)    Fees. All expenses required to be paid to the Lender Parties and Agents for which invoices have been presented (including the reasonable fees and expenses of legal counsel), at least 3 Business Days prior to the Closing Date.

(g)    Representations and Warranties. Each of the representations and warranties made by each Loan Party in the Loan Documents to which it is a party shall be true and correct in all material respects (without duplication of any materiality qualifier set forth therein) on and as of the Closing Date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (without duplication of any materiality qualifier set forth therein) as of such earlier date).

(h)    Funding Notices. (a) With respect to any issuance of a Letter of Credit on the Closing Date, the applicable Issuing Bank and the Administrative Agent shall have received a Revolving L/C Application as and when required by Section 3.1(b)(i) and (b) with respect to any Loan on the Closing Date, the Administrative Agent shall have received a Borrowing Notice as and when required by Section 2.3(a).

(i)    Lien Searches. The Administrative Agent shall have received the results of a recent lien and judgment search in the jurisdiction of incorporation or formation of the Loan Parties and each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no Liens on any of the assets of the Loan Parties, except for Permitted Liens and Liens discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(j)    Filings. Each Uniform Commercial Code financing statement required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be in proper form for filing.

(k)    Pledged Stock; Stock Powers. The Collateral Agent shall have received the certificates (if any) representing the Pledged Stock together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

For the purpose of determining compliance with the conditions specified in this Section 5.1 and the conditions specified in Section 5.2 that are required to be satisfied on the Closing Date, each Lender Party that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.1 and required on the Closing Date under Section 5.2, unless the Administrative Agent shall have received written notice from such Lender Party prior to the proposed Closing Date specifying its objection thereto.

5.2    Conditions to Each Subsequent Extension of Credit. The obligation of each Lender Party to make any extension of credit or issue or extend any Letters of Credit or increase the stated amount of any Letter of Credit on the date of any such Credit Event after the Closing Date is, except as provided in Section 3.1(c), subject to the satisfaction (or waiver in accordance with Section 9.1) of the following conditions precedent:

(a)    Representations and Warranties. The representations and warranties made by each Loan Party in the Loan Documents to which it is a party shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(b)    No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c)    Notice. (i) With respect to any Loan to be made on or after the Closing Date (except pursuant to Section 3.1(c)(ii)), the Administrative Agent shall have received a Borrowing Notice as and when required by Section 2.3 and (ii) with respect to any issuance of, extension of, or increase in the stated amount of, or renewal of (other than an automatic renewal in accordance with Section 3.1(b)(iii)), a Letter of Credit after the Closing Date, the applicable Issuing Bank and the Administrative Agent shall have received a Revolving L/C Application as and when required by Section 3.1(b)(i).

(d)    The occurrence of any Credit Event shall constitute a representation and warranty by each Loan Party as of the date of such extension of credit that the conditions contained in Sections 5.2(a) and 5.2(b) have been satisfied.

SECTION 6.    COVENANTS

The Company hereby agrees that until the Termination Date:

6.1    Merger without Assumption; Etc.

(a)    The Company shall not consolidate with or merge with or into any other Person (whether or not the Company shall be the surviving corporation) or convey, transfer, sell or lease its properties and assets substantially as an entirety to any Person or group of affiliated Persons, in one transaction or a series of related transactions, unless:

(i)    the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance, transfer, or which leases, the properties and assets of the Company substantially as an entirety shall be a Person organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia, and shall expressly assume, by an instrument executed and delivered to the Administrative Agent, in form reasonably satisfactory to the Administrative Agent, the due and punctual payment of the principal of (and premium, if any) and interest on all the Loans, reimbursement obligations in respect of Letters of Credit and all other Credit Facility Obligations and the performance or observance of every covenant of this Agreement and the other Loan Documents on the part of the Company to be performed or observed;

(ii)    immediately after giving effect to such transaction, (A) no Default or Event of Default shall have occurred and be continuing and (B) after giving effect thereto and any prepayment of Indebtedness in connection therewith, the Debt to Capitalization of the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance, transfer, or which leases, the properties and assets of the Company substantially as an entirety shall not exceed the Debt to Capitalization Limit;

(iii)    if, as a result of any such consolidation or merger or such conveyance, transfer or lease, properties or assets of the Company would become subject to a Lien which would not be permitted by this Agreement, the Company or such successor Person, as the case may be, shall take such steps as shall be necessary under this Agreement to effectively secure the Credit Facility Obligations equally and ratably with (or prior to) all indebtedness secured thereby; and

(iv)    the Company has delivered to the Administrative Agent a certificate stating that such consolidation, merger, conveyance, transfer, sale or lease and such instrument complies with this Section 6 and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b)    Upon any consolidation or merger, or any conveyance, transfer or lease of the properties and assets of the Company substantially as an entirety in accordance with Section 6.1(a), the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement with the same effect as if such successor Person had been named as the Company herein. In the event of any such conveyance or transfer, but not in the case of a lease, the Company as the predecessor corporation may be dissolved, wound up or liquidated at any time thereafter and the Company, except in the case of a lease, shall be discharged from all obligations under this Agreement and the Loans.

(c)    Subject to Sections 6.1(a) and (b), the Company (i) will do or cause to be done all things necessary to preserve and keep in full force and effect its existence and (ii) will use its reasonable best efforts to do or cause to be done all things necessary to preserve and keep in full force and effect its material rights and franchises (charter and statutory) except, in the case of this clause (ii), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

(d)    The Company will at all times preserve and keep in full force and effect (i) the organizational existence of each of its Subsidiaries (unless merged into the Company or a wholly-owned Subsidiary of the Company) and (ii) all rights and franchises of the Company’s Subsidiaries unless, without limitation to Section 2.7(b), in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such organizational existence, right or franchise would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.2    Compliance with Law; Payment of Taxes. The Company shall, and shall cause each of its Subsidiaries to, (a) comply with all Requirements of Law (including applicable Environmental Laws, ERISA and the Patriot Act) and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case, except to the extent that failure to comply therewith would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and (b) pay (before the same become delinquent) all material taxes imposed on the Company, its Subsidiaries or any properties, except to the extent being diligently contested in good faith by appropriate proceeding and for which adequate reserves in accordance with GAAP have been set aside on the books of the Company or its Subsidiaries and to the extent such non-payment would reasonably be expected to cause a Material Adverse Effect.

6.3    Insurance. The Company shall, and shall cause each of its Subsidiaries to, maintain or cause to be maintained insurance in compliance with Prudent Industry Practice (including self-insurance), except, in any such case, where such insurance is not available on commercially reasonable terms in the commercial insurance market, in which case the Company or its Subsidiaries, as the case may be, will maintain or cause to be maintained, such insurance as is available on commercially reasonable terms in the commercial insurance market.

6.4    Books and Records. The Company shall, and shall cause each of its Subsidiaries to, keep proper books of records and accounts in which complete and correct entries shall be made of all dealings and transactions in relation to its business and activities in conformity with GAAP in effect from time to time and otherwise in compliance in all material respects with all applicable Requirements of Law.

6.5    Financial Statements. The Company shall furnish to the Administrative Agent (for further distribution to each Lender):

(a)    as soon as available, but in any event within 120 days after the end of each fiscal year of the Company (commencing with the fiscal year ending December 31, 2021), (i) a copy of the consolidated balance sheet of the Company as at the end of such year and the related consolidated statements of income and of cash flows for such year, in each case, audited by a firm of nationally recognized independent certified public accountants reasonably satisfactory to the Administrative Agent and accompanied by an opinion of such firm, which opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of such audit (other than any such exception or explanatory paragraph that is expressly solely with respect to, or expressly resulting solely from, an upcoming maturity date under this Agreement or the Loans that is scheduled to occur within one year from the time such opinion is delivered) (it being understood that each of (A) Deloitte & Touche, (B) Ernst & Young, (C) KPMG and (D) PricewaterhouseCoopers are satisfactory to the Administrative Agent for purposes of this Section 6.5); and (ii) beginning with the financial statements delivered with respect to the fiscal year ending December 31, 2022, setting forth in comparative form the corresponding figures for the prior fiscal year; and

(b)    as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Company (commencing with the first full fiscal quarter ending March 31, 2022), (i) the unaudited consolidated balance sheet of the Company as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, and (ii) beginning with the financial statements delivered with respect to the fiscal quarter ending March 31, 2023, setting forth in comparative form the corresponding figures for the corresponding period of the prior fiscal year, certified by a Responsible Officer of the Company as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes).

(c)    All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

6.6    Certificates; Other Information. The Company shall furnish to the Administrative Agent (for further distribution to each Lender in the case of clause (a) and the requesting Lender in the case of clauses (b) and (c) below):

(a)    concurrently with the delivery of any financial statements pursuant to Section 6.5, a certificate of a Responsible Officer of the Company in the form of Exhibit G (i) stating that, to the best of such Responsible Officer’s knowledge, no Default or Event of Default has occurred and is continuing except as specified in such certificate, (ii) to the extent not previously disclosed to the Administrative Agent, a description of any Person that has become a Material Subsidiary since the date of the most recent certificate delivered pursuant to this clause (a) (or, in the case of the first such report so delivered, since the Closing Date) and (iii) setting forth in reasonable detail the calculation of the Interest Coverage Ratio for the applicable Measurement Period then ended;

(b)    promptly, such additional documentation and other information as any Lender Party may from time to time reasonably request through the Administrative Agent which is required under applicable “know your customer” rules and AML Laws, including the Patriot Act and including any change in the information provided in the Beneficial Ownership Certificate that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification; and

(c)    promptly, such additional financial and other information as any Lender may from time to time reasonably request through the Administrative Agent.

6.7    Notices. Promptly, after obtaining knowledge thereof (or upon receipt by the Company of request under clause (d) below), give notice to the Administrative Agent (for further distribution to each Lender Party for each clause below other than clause (d), and in the case of clause (d) to the requesting Lender Party) of:

(a)    the occurrence of any Default or Event of Default;

(b)    the commencement of any litigation or proceeding (or any written threat or notice of the intention of any Person to file or commence any litigation or proceeding), including any litigation or proceeding under Environmental Laws, against the Company, to the extent any such litigation or proceeding would reasonably be expected to have a Material Adverse Effect if determined adversely to the Company;

(c)    the occurrence of an ERISA Event, to the extent any such event would reasonably be expected to result in a Material Adverse Effect;

(d)    promptly following any request therefor, copies of (i) any documents described in Section 101(k) of ERISA that the Company or any Commonly Controlled Entity may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that the Company or any Commonly Controlled Entity may request with respect to any Plan or Multiemployer Plan; provided that if the Company or any Commonly Controlled Entity has not requested such documents or notices from the administrator or sponsor of the applicable Plan or Multiemployer Plan, the Company or the Commonly Controlled Entity(ies) shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and

(e)    any notice received by the Company or any Subsidiary from any Governmental Authority relating to any order, ruling, statute or other law or regulation that would reasonably be expected to have a Material Adverse Effect.

6.8    Inspection of Properties. The Company shall permit representatives of the Administrative Agent and any Lender Party (a) if no Default or Event of Default then exists, at the expense of such Lender Party and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and any Subsidiary, during normal business hours as may be requested in writing (provided that all such visits shall be limited to once per year for all Lender Parties); and (b) if a Default or Event of Default then exists, at the expense of the Company and, upon reasonable prior notice to the Company to visit and inspect any of the offices or properties of the Company and any Subsidiary, to examine its books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss its affairs, finances and accounts with the Company’s officers, all at such times and as often as may be requested; provided, that any such representatives conducting visits or inspections pursuant to this Section 6.8 shall at all times comply with any safety policies and procedures of the Company that are applicable to such properties.

6.9    Margin Stock. The Company shall not use the proceeds of any Loans, whether directly or indirectly, to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock.

6.10    Transactions with Affiliates. The Company shall not enter into any material transaction (including any purchase, sale, lease or exchange of property or the rendering of any service) with any Affiliate unless such transaction (a) is upon fair and reasonable terms no less favorable to the Company than it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, except where any state public utility commission, FERC or any other Governmental Authority with jurisdiction over any Affiliate of the Company requires that such transaction be on different terms, (b) is providing (or reimbursing an Affiliate for providing) credit support (including letters of credit, guarantees or equity commitment letters) to any Subsidiary of Rev Renewables (or any other Relevant Public Company), including through the use of Letters of Credit, (c) is in the ordinary course and pursuant to shared facilities, shared services, interdependent operations or similar arrangements, (d) contains payment terms pursuant to which the Company is obligated to pay less than $5,000,000 per annum, (e) constitutes intercompany Indebtedness among the Company and its Subsidiaries (or any combination thereof), (f) consists of customary payments by the Company to a direct or indirect parent of the Company made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the Company, in good faith or (g) is an issuance of Capital Stock of the Company to the Parent. Notwithstanding the foregoing, the Company may enter into the transactions set forth on Schedule 6.10 (and any amendments, renewals and replacements thereof on terms, taken as a whole, not materially worse for the Company).

6.11    Lines of Business. The Company shall not enter into any business, on its own behalf and through its Subsidiaries, except for (a) those businesses in which any of the Company or its Subsidiaries is engaged on the date hereof, (b) the development, construction, acquisition, operation, maintenance, ownership, financing, use and sale of any facilities related to or useful in connection with any Portfolio Business (including as improved by permitted Capital Expenditures), (c) the ownership and administration of Subsidiaries conducting the actions described in the foregoing clause (b), and (d) those businesses that are reasonably related thereto or reasonable extensions thereof.

6.12    AML Laws; Anti-Corruption Laws.

(a)    The Company hereby covenants and agrees that it will not, and will not permit its Subsidiaries to, conduct business with or engage in any transaction with any Sanctioned Person in violation of applicable Sanctions.

(b)    If, to the Company’s knowledge, it or any of its Affiliates, is named on the SDN List or is otherwise a Sanctioned Person, the Company will, as soon as practicable (i) give written notice to the Administrative Agent of such designation, and (ii) comply with all applicable Requirements of Law with respect to such designation.

(c)    The Company will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws, AML Laws, and Sanctions.

6.13    Liens. The Company shall not create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except the following (collectively, “Permitted Liens”) without, in respect of any Lien on the Company’s property, making effective provision to secure all of the Loans and other Credit Facility Obligations by such Lien, equally and ratably with any and all other Indebtedness thereby secured so long as such Indebtedness shall be so secured:

(a)    Liens for (i) taxes not yet due or (ii) taxes that are being contested in good faith by appropriate proceedings; provided that, in the case of sub-clause (ii) only, adequate reserves with respect thereto are maintained on the books of the Company in conformity with GAAP;

(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business or in connection with the operation and maintenance or construction of its property, which do not in the aggregate materially detract from the value of the property to which they are attached or materially impair the use thereof or that are for amounts not overdue for a period of more than 90 days or that are being contested in good faith by appropriate dispute resolution or other proceedings and are either bonded over or for which adequate reserves with respect thereto are maintained on the books of the Company in conformity with GAAP;

(c)    pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation incurred in the ordinary course of business;

(d)    (i) Liens, deposits or pledges to secure the performance of bids, tenders, trade contracts (other than for Indebtedness for Borrowed Money), leases (other than Indebtedness), statutory obligations, surety, stay, customs and appeal bonds, performance bonds, liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance to the Company and other obligations of a like nature incurred in the ordinary course of its business (including those to secure health, safety and environmental obligations and those required or requested by a Governmental Authority); and (ii) Liens securing judgments or the payment of money (not constituting a Default under Section 5.1(h)) or securing appeal or other surety bonds related to such judgments;

(e)    easements, rights-of-way, title defects, restrictions, irregularities and other similar encumbrances on title to real property that do not materially adversely affect the use of such property for its present purpose;

(f)    Liens in existence on the date hereof set forth on Schedule 6.13(f); provided that such Liens do not cover additional property after the date hereof;

(g)    Liens created pursuant to the Credit Documents (provided, that the holders of secured Additional Senior Debt (or their representative) enter into or accede to an Intercreditor Agreement);

(h)    any interest or title of a lessor, sublessor, licensee, sublicensee, licensor or sub-licensor under any lease, sublease, license or sublicense agreement (including software and other technology licenses) in the ordinary course of business;

(i)    imperfections or irregularities of title and other Liens that would not, in the aggregate, reasonably be expected to materially detract from the use of the affected property or the value of the Company’s property;

(j)    zoning, planning and other similar limitations and restrictions, and all rights of any Governmental Authority to regulate any real property, including easements and rights of way appertaining thereto;

(k)    Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(l)    any Lien arising in the ordinary course of business consistent with past practices by operation of law with respect to a liability that is not yet due or delinquent or which is being contested in good faith by appropriate dispute resolution or other proceedings;

(m)    Liens not otherwise constituting Permitted Liens under this Section 6.13 incidental to the ordinary course of business that are not incurred in connection with Indebtedness for Borrowed Money and that do not individually or in the aggregate materially impair the use of the property or assets of the Company to which such Liens relate or the value of such property or assets for the purposes of such business;

(n)    purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(o)    any netting or set-off arrangements under any Contractual Obligation (other than any Contractual Obligation constituting Indebtedness for Borrowed Money or having the effect of Indebtedness for Borrowed Money);

(p)    Liens with respect to any cash collateral account in favor of any applicable Issuing Bank securing obligations owing to any Issuing Bank under the Credit Documents;

(q)    Liens consisting of an agreement to Dispose of any property or Capital Stock in a Disposition permitted under Section 6.1;

(r)    Liens incurred in connection with land restoration and replanting;

(s)    Liens (i) in favor of customs and revenue authorities arising as a matter of Requirements of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(t)    Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business or (iii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(u)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods;

(v)    Liens deemed to exist in connection with investments in repurchase agreements otherwise permitted hereunder;

(w)    (i) Liens solely on any cash earnest money deposits made by the Company in connection with any letter of intent or purchase or sale agreement permitted hereunder, (ii) Liens on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired to be applied against the purchase price thereof and (iii) Liens on cash collateral in respect of letters of credit entered into in the ordinary course of business and permitted under Section 6.14;

(x)    any Lien existing on any asset prior to the acquisition thereof by the Company after the date hereof; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien shall not apply to any other asset of the Company and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition, and any extensions, renewals and refinancings thereof that (A) do not increase the outstanding principal amount thereof and (B) in the case of any such obligations constituting Indebtedness, that are permitted hereunder as refinancing Indebtedness in respect thereof;

(y)    Liens on real property (i) that were not created by the Company, (ii) which the Company reasonably expects could be subordinated, terminated, satisfied or otherwise extinguished without material cost or delay, or through the exercise of the Company’s right of eminent domain or condemnation, and (iii) the enforcement of which would not be reasonably be expected to have a Material Adverse Effect;

(z)    Liens arising under terms and conditions of Contractual Obligations (other than any Credit Documents) of the Company in any agreement, instrument or other written undertaking not constituting Indebtedness for Borrowed Money; and

(aa)    Liens arising in connection with compensation to individuals working at the Company and benefit obligations with respect to such individuals.

6.14    Indebtedness. The Company shall not create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)    Indebtedness of the Company incurred under this Agreement (including any Indebtedness pursuant to Section 2.21);

(b)    Indebtedness under any Swap Agreement entered into by the Company in the ordinary course of business and not for speculative purposes, including any Swap Agreement required to be entered into in connection with any Additional Senior Debt to hedge interest rate fluctuations;

(c)    to the extent constituting Indebtedness, obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, completion guarantees, indemnification obligations, obligations to pay insurance premiums, take-or-pay obligations contained in supply agreements and similar obligations incurred in the ordinary course of business and not in connection with Indebtedness for Borrowed Money;

(d)    Indebtedness in respect of any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business and not in respect of Swap Agreements including those supporting obligations under workers’ compensation, unemployment insurance, health, disability and other employee benefits and other social security laws, including in respect of casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations (other than obligations in respect of letters of credit) regarding workers compensation claims;

(e)    to the extent constituting Indebtedness, obligations under Contractual Obligations (other than Contractual Obligations covered in clause (b) above) in the ordinary course of business that are not Indebtedness for Borrowed Money;

(f)    Indebtedness in respect of netting services, overdraft protections, employee credit card programs, automatic clearinghouse arrangements and similar arrangements in each case in connection with deposit accounts and Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that any such Indebtedness is extinguished within 30 days;

(g)    unsecured intercompany Indebtedness among the Company and its Affiliates (or any combination thereof) subordinated to the Loans on terms reasonably acceptable to the Required Lenders;

(h)    Indebtedness in the nature of contingent obligations and purchase price or similar adjustments incurred under any agreement to dispose of property or Capital Stock in a Disposition permitted pursuant to Section 6.1;

(i)    Indebtedness consisting of the financing of insurance premiums in the ordinary course of business and not in connection with the borrowing of money;

(j)    Indebtedness consisting of advances or deposits received by the Company from customers in the ordinary course of business;

(k)    Additional Senior Debt; and

(l)    all premium (if any), interest (including post-petition interest), fees, expenses, charges, amortization of original issue discount, interest paid in kind and additional or contingent interest on obligations described in clauses (a) through (k) above.

To the extent that the creation, incurrence or assumption of any Indebtedness could be attributable to more than one subsection of this Section 6.14, the Company may allocate such Indebtedness to any one or more of such subsections and in no event shall the same portion of Indebtedness be deemed to utilize or be attributable to more than one subsection. For the avoidance of doubt, any Indebtedness permitted to be incurred by the Company under a specific subsection of this Section 6.14 and any Guarantee Obligation in respect of such Indebtedness which is also permitted to be incurred by the Company under the same subsection of this Section 6.14 shall not count as two separate amounts of Indebtedness for purposes of calculating compliance with the limitations set forth in such subsection.

6.15    Change of Control. The Company will promptly (but in no event later than 10 days prior to the date that a Change of Control is anticipated to occur) notify the Administrative Agent of such event.

6.16    Maintenance of Properties. The Company shall keep and maintain its properties in good working order and condition, ordinary wear and tear excepted, except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.17    Use of Proceeds. The Company shall use the proceeds of the Loans and the Letters of Credit solely for the purposes set forth in Section 4.15. The Company shall not use, directly or indirectly, the proceeds of any Loan or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of a payment or giving of money, or anything else of value, to any Person, in violation of any applicable Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case in violation of applicable Sanctions, (iii) in any manner that would constitute a violation of any Sanctions by the Company, any Lender, any Agent or any other party hereto or (iv) in a manner that would constitute a violation of any applicable AML Laws.

6.18    Restrictive Agreements. Neither the Company nor any of the Company’s Subsidiaries will enter into any agreement that prohibits or restricts the ability of any of the Company’s Subsidiaries to pay dividends or other distributions with respect to any Capital Stock or to make or repay loans or advances to the Company or any other of the Company’s Subsidiaries; provided that the foregoing shall not apply to restrictions and conditions imposed by any Subsidiary Credit Document entered into prior to the date hereof, Requirements of Law or in any case in which the Company deems it beneficial to the Company, in its reasonable discretion, for such Subsidiary to enter into any such agreement in connection with any of the events set forth in clause (b) of the definition of “Specified Transaction”.

6.19    Indebtedness of Subsidiaries. The Company shall not permit its Subsidiaries to incur Indebtedness for Borrowed Money (other than (a) revolving loans and (b) intercompany Indebtedness among the Company and its Subsidiaries (or any combination thereof)) unless the Debt to Capitalization of the Company does not exceed the Debt to Capitalization Limit on a Pro Forma Basis after giving effect thereto and the Company has delivered a certificate of a Responsible Officer certifying as to the foregoing to the Administrative Agent.

6.20    Further Assurances. The Company shall promptly upon reasonable request by any Agent (a) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Security Document or other document or instrument relating to any Collateral, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as any Agent may reasonably request from time to time in order to effect the purposes of the Security Documents, to the extent required pursuant to the Pledge Agreement.

6.21    Financial Covenant. The Company shall not permit the Interest Coverage Ratio to be less than the Interest Coverage Ratio Threshold Amount for each Measurement Period, in each case, ending on the last day of each fiscal quarter of the Company.

SECTION 7.    EVENTS OF DEFAULT

7.1    Events of Default(a) . If any of the following events shall occur and be continuing:

(a)    a default by the Company in the payment of any principal (or premium, if any) of the Loans or any Revolving L/C Unreimbursed Drawing when due and payable, whether at the Revolving Facility Maturity Date (as applicable) or otherwise; or

(b)    a default by the Company in the payment of (i) any interest upon Loan or any Revolving L/C Unreimbursed Drawing or any fees payable pursuant to the applicable Loan Documents when it becomes due and payable, and the continuance of such default for a period of 5 consecutive days or (ii) any other amount payable hereunder or under any other Loan Document and such default is not cured within 30 days after such amount becomes due in accordance with the terms hereof or thereof; or

(c)    a default in the performance, or breach, of Section 6.1, 6.7(a) (solely with respect to Events of Default), 6.9, 6.10, 6.11, 6.13, 6.14, 6.17, 6.18, 6.19 or 6.21 (subject to the equity cure right set forth in Section 7.2) of this Agreement; or

(d)    a default in the performance, or breach, of any covenant of any Loan Party in this Agreement or any other Loan Document (other than a covenant a default in whose performance or whose breach is specifically dealt with elsewhere in this Section 7), and such default shall continue unremedied for a period of 45 days after the earlier of (i) any Responsible Officer of such Loan Party becomes aware of such default or (ii) notice to the Company from the Administrative Agent or the Required Lenders specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; provided that (A) if such default is not susceptible to cure within 45 days and (B) such Loan Party is proceeding with diligence and in good faith to cure such default and such default is susceptible to cure, such 45-day period shall be extended as may be necessary to cure such failure, such extended period not to exceed 90 days in the aggregate (inclusive of the original 45-day period); or

(e)    the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of (A) any Loan Party or (B) any Material Subsidiary of the Company in an involuntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Company or such Material Subsidiary, as applicable, bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or such Material Subsidiary, as applicable, under any applicable Federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or such Material Subsidiary, as applicable, or of any substantial part of its or their respective Properties, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

(f)    the commencement by (i) any Loan Party or (ii) any Material Subsidiary of the Company of a voluntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company or such Material Subsidiary, as applicable, in an involuntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or state law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or such Material Subsidiary, as applicable, or of any substantial part of its or their respective Properties, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company or such Material Subsidiary, as applicable, in furtherance of any such action;

(g)    any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other written statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; provided that, if (i) such Loan Party was not aware that such representation or warranty was inaccurate at the time such representation or warranty was made, (ii) the fact, event or circumstance resulting in such inaccurate representation or warranty is capable of being cured, corrected or otherwise remedied, and (iii) such fact, event or circumstance resulting in such inaccurate representation or warranty shall have been cured, corrected or otherwise remedied within 30 days (or if such inaccurate representation or warranty is not susceptible to cure within 30 days, and such Loan Party is proceeding with diligence and in good faith to cure such default and such default is susceptible to cure, such 30-day period shall be extended as may be necessary to cure such incorrect representation or warranty, such extended period not to exceed 90 days in the aggregate (inclusive of the original 30-day period)) from the date a Responsible Officer of such Loan Party obtains knowledge thereof or from notice to the Company from the Administrative Agent or any Lender Party, then such inaccurate representation or warranty shall not constitute a Default or an Event of Default for purposes of the Loan Documents;

(h)    any Loan Party or any Material Subsidiary shall, with respect to any Indebtedness with an outstanding principal amount of which exceeds individually, $100,000,000, default in the observance or performance of any agreement or condition relating to any such Indebtedness, or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) shall have caused, such Indebtedness to become due prior to its stated maturity, in each case other than to the extent paid in accordance therewith;

(i)    a judgment or decree shall be entered against any Loan Party or any Material Subsidiary involving individually a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $100,000,000, unless (x) such judgment or decree shall have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof or (y) in the case of any judgment in connection with any state or federal regulatory proceeding related to any of the Company’s Subsidiaries’ businesses as transmission owners or public utilities, such judgment is recoverable over time as a reduction or set off to collected rate revenues;

(j)    an ERISA Event has occurred that, individually or in the aggregate would reasonably be expected to have a Material Adverse Effect; or

(k)    (i) other than as a result of any action taken by a Secured Party, any Security Document at any time after its execution and delivery shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of Loan Party shall so assert in writing, or (ii) any Lien created by any of the Security Documents (other than pursuant to the terms thereof) shall cease to be enforceable and of the same priority purported to be created thereby, or any Loan Party or any Affiliate of Loan Party shall so assert in writing, then, and in any such event, (A) if such event is an Event of Default specified in Section 7(e) or (f) above, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of Revolving L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Company declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Company, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of Revolving L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.

To the extent not already Cash Collateralized, upon any acceleration of Revolving L/C Obligations pursuant to this Section 7, with respect to the Available Amount of all Letters of Credit, the Company shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to 102.5% of the total Available Amount. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Credit Facility Obligations of the Company hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Revolving L/C Unreimbursed Drawings shall have been satisfied and all other Credit Facility Obligations of the Company hereunder and under the other Loan Documents shall have been paid in full in cash, the balance, if any, in such cash collateral account shall be returned to the Company (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section 7, any Intercreditor Agreement or any Security Documents, presentment, demand, protest and all other notices of any kind from the Administrative Agent or the Lenders with respect to a Default or Event of Default are hereby expressly waived by the Company.

Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders exercise (directly or through the Collateral Agent) on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents, and any proceeds received as a result of the exercise of any remedies by the Lenders shall be applied in accordance with the terms of any Intercreditor Agreement and the Pledge Agreement.

7.2    Equity Cure Right.

Notwithstanding anything to the contrary contained in this Section 7, in the event that the Company fails to comply with the requirement set forth in Section 6.21 at any time when the Company is required hereunder to comply with such financial covenant, then:

(a) at any time prior to the tenth Business Day subsequent to the date the relevant financial statements are required to be delivered pursuant to Section 6.5(a) or 6.5(b) (the last day of such period being the “Anticipated Cure Deadline”), Parent shall have the right to issue common equity or other Capital Stock for cash and contribute the proceeds therefrom (or otherwise make a cash equity contribution) to the Company (the “Cure Right”), and upon the receipt by the Company of such cash (the “Cure Amount”), pursuant to the exercise by the Company of such Cure Right, the calculation of Adjusted Net Cash Flow as used in the financial covenant set forth in Section 6.21 shall be recalculated (or to the extent such Cure Amount was received prior to the date the relevant financial statements are required to be delivered pursuant to Section 6.5(a) or 6.5(b), calculated) giving effect to the following pro forma adjustments:

(i)    Adjusted Net Cash Flow shall be increased, solely for the purpose of measuring the financial covenant set forth in Section 6.21 and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; provided that (1) the receipt by the Company of the Cure Amount pursuant to the Cure Right shall be deemed to have no other effect whatsoever under this Agreement (including but not limited to determining the availability or amount of any covenant baskets or carve-outs) and (2) no Cure Amount shall reduce Indebtedness on a Pro Forma Basis (by netting or otherwise) for the applicable period for purposes of calculating the financial covenant set forth in Section 6.21 or calculating the Debt to Capitalization unless such amount is actually applied to repay Indebtedness; and

(ii)    If, after giving effect to the foregoing recalculations (or calculations, as applicable), the Company shall then be in compliance with the requirement set forth in Section 6.21, the Company shall be deemed to have satisfied such requirement as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the financial covenant set forth in Section 6.21 that had, or would have, occurred shall be deemed cured for the purposes of this Agreement; and

(b) the Lenders shall not be permitted to accelerate Loans held by them (including all amounts of Revolving L/C Obligations) or to exercise remedies against the Collateral on the basis of a failure to comply with the requirement set forth in Section 6.21, unless such failure is not cured pursuant to the exercise of the Cure Right on or prior to the Anticipated Cure Deadline in respect of the relevant fiscal quarter; provided, in each case, that the Company shall have notified the Administrative Agent in writing of the exercise of such Cure Right on or prior to the Anticipated Cure Deadline.

Notwithstanding anything herein to the contrary, (i) in each four consecutive fiscal-quarter period there shall be at least two fiscal quarters in respect of which the Cure Right is not exercised, (ii) there can be no more than five (5) Cure Rights being exercised during the term of the Revolving Facility, (iii) for purposes of this Section 7.2, the Cure Amount utilized shall be no greater than the minimum amount required to remedy the applicable failure to comply with the financial covenant set forth in Section 6.21 and (iv) the Cure Amount shall be added to Adjusted Net Cash Flow for the relevant quarter and shall thereafter be deemed to have been Adjusted Net Cash Flow received in such quarter for future financial covenant tests.

7.3    Application of Payments(a) ..    Notwithstanding anything herein to the contrary (but subject to any Intercreditor Agreement), following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Company or the Required Lenders, all payments received on account of the Credit Facility Obligations shall, subject to Section 2.19, be applied by the Administrative Agent as follows:

(a)    first, to payment of that portion of the Credit Facility Obligations constituting fees, indemnities, expenses and other amounts (including fees and disbursements and other charges of counsel payable under Section 9.16 and amounts payable to the Agents under the Fee Letters) payable to each Agent in its capacity as such;

(b)    second, to payment of that portion of the Credit Facility Obligations constituting fees, indemnities and other amounts (other than principal, reimbursement obligations in respect of Revolving L/C Unreimbursed Drawings, interest, commitment fees and Revolving L/C Fees) payable to the Lender Parties (including fees and disbursements and other charges of counsel payable under Section 9.16) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (b) payable to them;

(c)    third, to payment of that portion of the Credit Facility Obligations constituting accrued and unpaid Revolving L/C Fees and charges and interest on the Loans and Revolving L/C Unreimbursed Drawings, ratably among the Lender Parties in proportion to the respective amounts described in this clause (c) payable to them;

(d)    fourth, (A) to payment of that portion of the Credit Facility Obligations constituting unpaid principal of the Loans and Revolving L/C Unreimbursed Drawings and (B) to Cash Collateralize that portion of Revolving L/C Obligations comprising the undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Company pursuant to this Agreement, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (d) payable to them; provided that (x) any such amounts applied pursuant to subclause (B) above shall be paid to the Administrative Agent for the ratable account of the applicable Issuing Banks to Cash Collateralize such Revolving L/C Obligations, (y) amounts used to Cash Collateralize the aggregate amount of Letters of Credit pursuant to this clause (d) shall be used to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit (without any pending drawings), the pro rata share of Cash Collateral shall be distributed in accordance with this clause (d);

(e)    fifth, to the payment in full of all other Credit Facility Obligations, in each case ratably among the Agents and the Lender Parties based upon the respective aggregate amounts of all such Credit Facility Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(f)    finally, the balance, if any, after all Credit Facility Obligations have been paid in full in cash, to the Company or as otherwise required by law.

If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn (and reimbursed) or expired or cancelled (without any pending drawings), such remaining amount shall be applied to the other Credit Facility Obligations, if any, in the order set forth above.

SECTION 8.    THE AGENTS

8.1    Appointment.

(a)    Each Lender Party hereby irrevocably designates and appoints the Administrative Agent as administrative agent of such Lender Party under this Agreement and the other Loan Documents, and each such Lender Party irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

(b)    The Administrative Agent (on behalf of itself and the Lender Parties) hereby appoints the Collateral Agent as collateral agent under this Agreement and the other Loan Documents and authorizes the Collateral Agent to act in such capacity in accordance with the terms hereof and the other Loan Documents. The Collateral Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Loan Documents, as applicable. In performing its functions and duties under the Loan Documents, the Collateral Agent shall act solely as an agent of the Secured Parties and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Loan Party or any of its Subsidiaries. The Administrative Agent (for itself and on behalf of each Lender Party) irrevocably authorizes the Collateral Agent to take such action on its behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to the Collateral Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. The Collateral Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents to which it is a party. The Collateral Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. The Collateral Agent shall not have, by reason hereof or any of the other Financing Documents, a fiduciary relationship in respect of the Administrative Agent or any other Secured Party, and nothing herein or in any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Collateral Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or in the other Loan Documents.

8.2    Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents, as applicable, by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

8.3    Exculpatory Provisions.

(a)    No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, affiliates or controlling Persons shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lender Parties for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents or for any failure of any Loan Party party thereto to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

(b)    Beyond the exercise of reasonable care in the custody thereof and as otherwise specifically set forth herein, the Collateral Agent shall not have any duty as to any of the Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Collateral Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Collateral Agent shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent in good faith. The Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct, as determined by the final non appealable decision of a court of competent jurisdiction, on the part of the Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of any Loan Party to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.

8.4    Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Loan Parties), independent accountants and other experts selected by such Agent. Any Agent may deem and treat the payee of any Promissory Note as the owner thereof for all purposes, provided such payee’s rights are recorded in the Register, unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders, as applicable (or, if so specified by this Agreement, all Lenders), as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action; provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lender Parties and all future holders of the Loans.

8.5    Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received notice from a Lender Party or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that any Agent receives such a notice, such Agent shall give notice thereof to the Lender Parties and the other Agent. Each Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, as applicable (or, if so specified by this Agreement, all Lenders); provided that, unless and until such Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lender Parties.

8.6    Non-Reliance on Agents and Other Lenders. Each Lender Party and each Agent expressly acknowledges that no Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of the Company or any affiliate of the Company, shall be deemed to constitute any representation or warranty by any Agent to any Lender Party (including with respect to any determination that applicable “know your customer” and anti-money laundering policies of any Lender Party are satisfied). Each Lender Party represents to each Agent that it has, independently and without reliance upon any Agent or any Lender Party, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Company and its affiliates and made its own decision to make its Loans hereunder or issue Letters of Credit, as applicable, and enter into this Agreement. Each Lender Party also represents that it will, independently and without reliance upon any Agent or any Lender Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Company and its affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lender Parties by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender Party with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Company or any affiliate of the Company that may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

8.7    Indemnification.

(a)    The Lenders (other than any Lender solely in its capacity as an Issuing Bank) agree to indemnify each Agent and its officers, directors, employees, affiliates, agents and controlling Persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to such Lender’s respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 8.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct.

(b)    Each of the Revolving Lenders agree to indemnify each Issuing Bank in its capacity solely as an Issuing Bank and its officers, directors, employees, affiliates, agents and controlling Persons (each, an “L/C Indemnitee”) (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to such Revolving Lender’s respective Revolving Percentage in effect on the date on which indemnification is sought under this Section 8.7 (or, if indemnification is sought after the date upon which the Revolving Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Revolving Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such L/C Indemnitee in any way relating to or arising out of, the issuances of any Letters of Credit or any obligations of the Issuing Bank under this Agreement or any action taken or omitted by such L/C Indemnitee under or in connection with any of the foregoing; provided that no Revolving Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such L/C Indemnitee’s gross negligence or willful misconduct.

(c)    The agreements in this Section 8.7 shall survive the termination of this Agreement.

8.8    Agents in their Individual Capacity. Any Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though it were not an Agent hereunder. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender Party and may exercise the same as though it were not an Agent, and the terms “Issuing Bank”, “Issuing Banks”, “Lender” and “Lenders” (in each case to the extent applicable) shall include such Agent in its individual capacity.

8.9    Successor Agents. Any Agent may resign as Agent upon 10 days’ notice to the other Agent, the Lender Parties and the Company. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lender Parties, which successor agent shall (unless a Payment Event of Default or Bankruptcy Event of Default shall have occurred and be continuing) be subject to approval by the Company (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. Subject to the terms of any Intercreditor Agreement, if the Collateral Agent should resign as Collateral Agent, the Administrative Agent shall appoint a successor agent at the direction of the Required Lenders and as agreed by the Company (other than if an Event of Default shall have occurred and be continuing), whereupon such successor agent shall succeed to the rights, powers and duties of the Collateral Agent, and the term “Collateral Agent” shall mean such successor agent effective upon such appointment and approval, and the former Collateral Agent’s rights, powers and duties as Collateral Agent shall be terminated, without any other or further act or deed on the part of any Loan Party, any other Agent or any Lender Party. The former Collateral Agent shall turn over and deliver to the new Collateral Agent any Collateral in its possession. If no successor agent has accepted appointment as Administrative Agent or Collateral Agent, as applicable, by the date that is 10 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of such Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Agent’s resignation as Agent, the provisions of this Section 8 shall continue to inure to its benefit.

8.10    Removal of Administrative Agent. Anything herein to the contrary notwithstanding, if at any time the Required Lenders determine that the Person serving as Administrative Agent is a Defaulting Lender, the Required Lenders may by notice to the Company and such Person, and subject to the reasonable approval of the Company, remove such Person as Administrative Agent and, with the reasonable approval of the Company, appoint a replacement Administrative Agent hereunder, which successor agent shall (unless a Payment Event of Default or Bankruptcy Event of Default shall have occurred and be continuing) be subject to approval by the Company (which approval shall not be unreasonably withheld or delayed). Such removal will, to the fullest extent permitted by applicable law, be effective on the earlier of (i) the date a replacement Administrative Agent is appointed and (ii) the date 5 Business Days after the giving of such notice by the Required Lenders (regardless of whether a replacement Administrative Agent has been appointed; provided that if no replacement Administrative Agent has been appointed, the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent pursuant to this Section 8.10).

8.11    Joint Lead Arrangers; Co-Arrangers. None of the Joint Lead Arrangers or the Co-Arrangers shall have any duties or responsibilities hereunder in their respective capacities as such.

8.12    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law, the Administrative Agent (irrespective of whether the principal of any Loan or Revolving L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Revolving L/C Obligations and all other Credit Facility Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lender Parties and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Agents and their respective agents and counsel and all other amounts due the Lender Parties and the Agents under Section 8.7) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c)    any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lender Parties, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section  8.7.

8.13    Certain ERISA Matters. Each Lender (x) represents and warrants, as of the date of becoming a Lender party hereto, to, and (y) covenants, from the date of becoming a Lender party hereto to the date of ceasing to be a Lender party hereto, for the benefit of the Agents, any Joint Lead Arranger and any Co-Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that at least one of the following is and will be true:

(a)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;

(b)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(c)    (i) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (ii) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (iii) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (iv) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(d)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless either (x) clause (a) of this Section 8.13 is true with respect to a Lender or (y) a Lender has provided another representation, warranty and covenant in accordance with clause (d) of this Section 8.13, such Lender further (1) represents and warrants, as of the date such Person became a Lender party hereto, to, and (2) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Company or any other Lender, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

8.14    Loan Documents. Each Lender Party (and each Person that becomes a Lender Party hereunder pursuant to Section 9.4) hereby (a) authorizes and directs each of the Administrative Agent and the Collateral Agent to enter into the other Loan Documents (including any Intercreditor Agreement) to which it is a party on behalf of such Lender Party and agrees that such Agent may take such actions on its behalf as are contemplated by the terms of the Loan Documents, (b) authorizes and directs each of the Administrative Agent and the Collateral Agent to execute any accession agreement in accordance with an Intercreditor Agreement to provide the Lender Parties the benefits of secured parties for all purposes under the Intercreditor Agreement and the other Loan Documents and (c) agrees to be bound by all of the terms of any Intercreditor Agreement applicable to a Lender Party.

8.15    Erroneous Payments.

(a)    If the Administrative Agent (i) notifies a Lender Party, or any Person (other than the Company or any other Loan Party) who has received funds on behalf of a Lender Party (any such Lender Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under Section 8.15(b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (ii) demands in writing the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within fifteen (15) Business Days of the date of receipt of such Erroneous Payment by the applicable Payment

Recipient), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 8.15 and held in trust for the benefit of the Administrative Agent, and such Lender Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)    Without limiting Section 8.15(a), each Lender Party or any Person (other than the Company or any other Loan Party) who has received funds on behalf of a Lender Party (and each of their respective successors and assigns) hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)    it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)    such Lender Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.15(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 8.15(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 8.15(a) or on whether or not an Erroneous Payment has been made.

(c)    Each Lender Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under Section 8.15(a).

(d)    (i) In the event that an Erroneous Payment (or portion thereof) that was not made with funds provided by the Company (and the Company has not in fact made such payment, prepayment or repayment) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with Section 8.15(a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the Administrative Agent and such Lender), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Promissory Notes evidencing such Loans to the Company or the Administrative Agent (but the failure of such Person to deliver any such Promissory Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Company shall be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii)    Subject to Section 9.4 (but excluding, in all events, any assignment consent or approval requirements (whether from the Company or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e)    The Company, the Administrative Agent and the Lender Parties agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender Party, to the rights and interests of such Lender Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Credit Facility Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Credit Facility Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Credit Facility Obligations owed by the Company or any other Loan Party; provided that this Section 8.15 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Credit Facility Obligations of the Company relative to the amount (and/or timing for payment) of the Credit Facility Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Company or any other Loan Party for the purpose of making such Erroneous Payment.

(f)    To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, waiver of any defense based on “discharge for value” or any similar doctrine.

(g)    Each of the obligations, agreements and waivers of the Company, the Administrative Agent and the Lender Parties under this Section 8.15 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Credit Facility Obligations (or any portion thereof) under any Loan Document.

(h)    Except as expressly provided in this Section 8.15, (x) none of the Company or any of the other Loan Party has acquired or incurred (or will acquire or incur) any obligations under this Section 8.15 and (y) the rights and obligations of the Company and the other Loan Parties shall not be affected by this Section 8.15.

SECTION 9.    MISCELLANEOUS

9.1    Amendments and Waivers.

(a)    Neither this Agreement, any other Loan Document nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. Unless otherwise specified herein, the Required Lenders and the Loan Parties may, or, with the written consent of the Required Lenders, the Administrative Agent and the Loan Parties may, from time to time, (x) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Document or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (y) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided that any amendment, supplement, modification or waiver that shall:

(i)    forgive, reduce or waive the principal amount or extend the final scheduled date of maturity of any Loan or Revolving L/C Unreimbursed Drawing, reduce the amount or stated rate of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment or any other Commitment, shall be made only with the written consent of each Lender Party adversely affected thereby;

(ii)    change the voting rights of any Lender Party under this Section 9.1 or any other applicable provision hereof shall be made only with the written consent of such Lender Party;

(iii)    amend, modify or waive (A) any provision of Section 2.13(a) or (b), Section 2.7(c), Section 2.19(a)(ii) or Section 7.3 shall be made only with the written consent of each Lender Party adversely affected thereby, (B) the Loan Documents that subordinate, or have the effect of subordinating, the Credit Facility Obligations to any other Indebtedness or subordinate, or have the effect of subordinating, the Liens securing the Credit Facility Obligations to the Liens securing any other Indebtedness shall be made only with the written consent of each Lender Party adversely affected thereby, or (C) any other provision of Section 2.13 shall be made only with the written consent of the Required Lenders adversely affected thereby;

(iv)    amend the definition of Required Lenders or reduce the percentage specified in the definition of Required Lenders shall be made only with the written consent of all Lenders;

(v)    amend, modify or waive any provision of Section 8 or any other provision of any Loan Document that affects the Administrative Agent shall be made only with the written consent of the Administrative Agent;

(vi)    amend, modify or waive any provision of Section 3 (or any other provision of this Agreement that specifically provides for rights and obligations of any Issuing Bank) shall be made only with the written consent of each affected Issuing Bank;

(vii)    extend the stated expiration date of any Letter of Credit beyond the Revolving L/C Expiration Date without the prior written consent of each Lender affected thereby;

(viii)    cause any Credit Facility Obligations to cease to be secured on a pari passu basis with all other secured obligations, if applicable, or add, modify or waive any provisions of the Loan Documents so as to subordinate the Credit Facility Obligations to any other Indebtedness without the prior written consent of each Lender affected thereby;

(ix)    consent to the assignment or transfer by the Company of any of its rights and obligations under this Agreement and the other Loan Documents or release all or substantially all of the Collateral or release Parent from its obligations under the Security Documents (except as expressly permitted by the Loan Documents), in each case without the written consent of all Lenders; or

(x)    amend, modify or waive any provision of Section 8, this Section 9.1(a)(x) or Section 9.16 that affects the Collateral Agent without the written consent of the Collateral Agent.

Any such waiver and any such amendment, supplement or modification effected in accordance with this Section 9.1 shall be binding upon the applicable Loan Parties, each of the Lender Parties, the Agents and all future holders of the Loans. In the case of any waiver, the applicable Loan Parties, the Lender Parties and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

(b)    [Reserved].

(c)    [Reserved].

(d)    Notwithstanding the foregoing provisions of Section 9.1(a), this Agreement may be amended with the written consent of the Administrative Agent and the Company (i) to correct any typographical errors, drafting mistakes or other similar mistakes that do not modify the intended rights and obligations of the parties hereto or (ii) to provide for, evidence or effectuate actions that are not otherwise prohibited by this Agreement and the other Loan Documents. The Administrative Agent agrees to deliver to the Lenders a copy of each amendment effected pursuant to this Section 9.1(d).

(e)    Notwithstanding anything to the contrary herein, at any time and from time to time, upon notice to the Administrative Agent (who shall promptly notify the applicable Lenders) specifying in reasonable detail the proposed terms thereof, the Company may make one or more loan modification offers to all the Lenders that would, if and to the extent accepted by any such Lender, (x) extend the Revolving Facility Maturity Date, extend any amortization of the Loans and Commitments under the Revolving Facility and/or change the Applicable Margin and/or fees payable (provided that any changes consisting of increases to the Applicable Margin or fees shall not take effect prior to the Revolving Facility Maturity Date) with respect to the Loans and Commitments (in each case solely with respect to the Loans and Commitments of accepting Lenders in respect of which an acceptance is delivered) and (y) treat the Loans and Commitments so modified as a new “Revolving Facility” for all purposes under this Agreement; provided that (i) such loan modification offer is made to each Lender under this Agreement on the same terms and subject to the same procedures as are applicable to all other Lenders under this Agreement (which procedures in any case shall be reasonably satisfactory to the Administrative Agent) and (ii) no loan modification shall affect the rights or duties of, or any fees or other amounts payable to, the Agents or any Issuing Bank, without such Person’s prior written consent.

(f)    In connection with any such loan modification, the Company and each accepting Lender (and, to the extent applicable, each Issuing Bank) shall execute and deliver to the Administrative Agent such agreements and other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the applicable loan modification offer and the terms and conditions thereof, and this Agreement and the other Loan Documents shall be amended in a writing (which may be executed and delivered by the Company and the Administrative Agent and shall be effective only with respect to the applicable Loans and Commitments of Lenders that shall have accepted the relevant loan modification offer (and only with respect to the Loans and Commitments as to which any such Lender has accepted the loan modification offer)) to the extent necessary or appropriate, in the judgment of the Administrative Agent, to reflect the existence of, and to give effect to the terms and conditions of, the applicable loan modification (including the addition of such modified Loans and/or Commitments as a “Revolving Facility” hereunder). No Lender shall have any obligation whatsoever to accept any loan modification offer, and may reject any such offer in its sole discretion. On the effective date of any loan modification applicable to the Revolving Facility, the Company shall prepay any Loans outstanding on such effective date (and pay any additional amounts required pursuant to Section 2.16) to the extent necessary to keep the outstanding Loans ratable with any revised Revolving Percentage of a Revolving Lender in respect of the Revolving Facility arising from any nonratable loan modification to the Revolving Commitments under this Section 9.1. Notwithstanding the foregoing, no modification referred to above shall become effective unless the Administrative Agent, to the extent reasonably requested by the Administrative Agent, shall have received board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 5.1(c) with respect to the Loan Parties.

9.2    Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or other electronic communication), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Company and the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lender Parties, or to such other address as may be hereafter notified by the respective parties hereto:

Company:	Rev Renewables Holdco, LLC
1700 Broadway, 38th Floor
New York, New York 10019
Attention: General Counsel
Tel:
email:

Administrative Agent:	Bank of Montreal, Chicago Branch
151 W 42 Street
New York, NY 10036
Attention: Darren Thomas
Telephone:
Email:

Collateral Agent:	Bank of Montreal, Chicago Branch
151 W 42 Street
New York, NY 10036
Attention: Darren Thomas
Telephone:
Email:

provided that any notice, request or demand to or upon the Agents or the Lender Parties shall not be effective until received.

Notices and other communications to the Lender Parties hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender Party. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

9.3    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender Party, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4    Successors and Assigns; Participations and Assignments.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Company may not assign or otherwise transfer any of its rights or obligations hereunder other than in accordance with Section 6.1 or with the consent of each Lender Party (and any attempted assignment or transfer by the Company without such consent, or in accordance with Section 6.1, shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.4.

(b)    (i) Subject to the conditions set forth in Section 9.4(b)(ii) below, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A)    the Company (such consent not to be unreasonably withheld or delayed); provided that (1) no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, a central bank or Federal Reserve Bank, an Approved Fund or, if an Event of Default has occurred and is continuing, any other Eligible Assignee and (2) the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B)    the Administrative Agent (such consent not to be unreasonably withheld or delayed); provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Revolving Commitment to a Lender, an Affiliate of a Lender, a central bank or Federal Reserve Bank, or an Approved Fund; and

(C)    the Issuing Bank (such consent not to be unreasonably withheld or delayed); provided that no consent of the Issuing Bank shall be required for an assignment to a Lender, an Affiliate of a Lender, a central bank or Federal Reserve Bank, or an Approved Fund.

(ii)    Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment to a Lender, an Affiliate of a Lender, a central bank or Federal Reserve Bank, or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning

Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,000,000 unless each of the Company and the Administrative Agent otherwise consent; provided that (1) no such consent of the Company shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates, a central bank or Federal Reserve Bank or Approved Funds, if any;

(B)    (1) the assigning Lender and the Assignee party to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (unless waived by the Administrative Agent in its sole discretion); provided that only one such fee shall be payable to the Administrative Agent in connection with simultaneous assignments by a Lender to two or more Approved Funds, and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C)    the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws.

For the purposes of this Section 9.4, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)    Subject to acceptance and recording thereof pursuant to Section 9.4(b)(iv) below, from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15 and 2.16). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.4(c).

(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Company, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and stated interest on) the Loans and Revolving L/C Obligations owing to, each Lender, the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender and any amount received by the Administrative Agent for the account of the Lenders and each Lender’s share thereof pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Loan Parties, the Agents and the Lender Parties shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender Party hereunder for all purposes of this Agreement and each other Loan Document, absent manifest error. Any assignment or transfer of a Loan shall be effective only upon appropriate entries with respect thereto being made in the Register. Ownership of an interest is required to be reflected in a book entry, whether or not physical securities are issued.

(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section 9.4(b) and any written consent to such assignment required by this Section 9.4(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 9.4(b)(v).

(c)    (i) Any Lender may, without the consent of or notice to the Company, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (other than a Loan Party or any Affiliate of the Company) (each such bank or entity, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Company, the Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 9.1 and (2) directly affects such Participant. Subject to Section 9.4(c)(ii) the Company agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.4(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.19(b) as though it were a Lender, provided such Participant shall be subject to Section 9.19(a) as though it were a Lender.

(ii)    A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. Any Participant shall not be entitled to the benefits of Section 2.15 unless such Participant complies with Sections 2.15(a), (d), (e) and (f). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.19(b) as though it were a Lender; provided, that such Participant agrees to be subject to Section 9.19(b) as though it were a Lender.

(iii)    Each Lender that sells a participation shall maintain a register on which it records the name and address of each Participant and the principal amounts (and stated

interest) of each Participant’s interest in the Commitments, Loans and Revolving L/C Obligations (each, a “Participant Register”); provided that, except as expressly set forth in this Section 9.4(c)(iii), no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b)(1) of the proposed Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, the Company and the Administrative Agent shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such Commitments, Loans and Revolving L/C Obligations as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary. Any such Participant Register shall be available for inspection by the Company and any Agent at any reasonable time and from time to time upon reasonable prior notice.

(iv)    Any Lender may at any time, without the consent of the Company, the Administrative Agent or any Issuing Bank, pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or central bank, and this Section 9.4 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(v)    The Company, upon receipt of written notice from the relevant Lender, agrees to issue Promissory Notes to any Lender requiring Promissory Notes to facilitate transactions of the type described in Section 9.4(c) above.

9.5    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent. The parties agree to electronic contracting and signatures with respect to this Agreement and the other Loan Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Company, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Notwithstanding the foregoing, if any Lender Party or Agent shall request manually signed counterpart signatures to any Loan Document, the Company hereby agrees to use its reasonable endeavors to provide such manually signed signature pages as soon as reasonably practicable (but in any event within 30 days of such request or such longer period as the requesting party and the Company may mutually agree).

9.6    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.7    Integration. This Agreement and the other Loan Documents represent the entire agreement of the Company, the Administrative Agent, the Collateral Agent and the Lenders and the Issuing Banks with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Collateral Agent or any Lender Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.8    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY DISPUTE OF CLAIMS ARISING IN CONNECTION THEREWITH SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.9    Submission To Jurisdiction; Waivers. Each of the parties hereto hereby irrevocably and unconditionally:

(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York and the courts of the United States for the Southern District of New York, in each case residing in the County of New York, and appellate courts from any thereof;

(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid to such party at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right of any Agent to sue in any other jurisdiction in connection with the exercise of any rights under any Security Document or the enforcement of any judgment; and

(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section  9.9 any special, exemplary, punitive or consequential damages.

9.10     Acknowledgments. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Company acknowledges and agrees and it has informed its Affiliates’, that:

(a)     the arranging and other services regarding this Agreement provided by the Administrative Agent, the Joint Lead Arrangers, the Co-Arrangers and the Lender Parties are arm’s-length commercial transactions between the Company, on the one hand, and the Administrative Agent, the Joint Lead Arrangers, the Co-Arrangers and the Lender Parties, on the other hand;

(b)    the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate;

(c)    the Company is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents;

(d)    the Administrative Agent, each Joint Lead Arranger, each Co-Arranger and each Lender Party is and has been acting solely as a principal and, except as may otherwise be expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company or any of its Affiliates, or any other Person;

(e)    none of the Administrative Agent, the Joint Lead Arrangers, the Co-Arrangers or the Lender Parties has any obligation to the Company or any of its respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and

(f)    the Administrative Agent, the Joint Lead Arrangers, the Co-Arrangers, the Lender Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and its respective Affiliates, and none of the Administrative Agent, the Joint Lead Arrangers or the Co-Arrangers has any obligation to disclose any of such interests and transactions to the Company or any of their its Affiliates.

To the fullest extent permitted by law, the Company hereby waives and releases any claims that it may have against the Administrative Agent, the Joint Lead Arrangers, the Co-Arrangers and the Lender Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

9.11    Material Non-Public Information. All information, including requests for waivers and amendments, furnished by the Company or the Agents pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Company and its Affiliates and their Related Parties or their respective securities. Accordingly, each Lender Party represents to the Company and the Agents that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including federal and state securities laws. In addition, the Agents and each Lender Party may disclose the existence of this Agreement and information about this Agreement to service providers to such Agent or any Lender Party, in each case, in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

9.12    WAIVERS OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.13    USA Patriot Act; Beneficial Ownership Regulation. The Agents, the Issuing Banks and the Lenders hereby notifies the Company that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes names and addresses and other information that will allow such Issuing Bank, Lender or Agent to identify the Loan Parties in accordance with the Patriot Act and Beneficial Ownership Regulation. Each Loan Party shall, promptly following a request by and Agent, any Issuing Bank or any Lender, provide all documentation and other information that such Agent, such Issuing Bank or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

9.14    Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

9.15    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

9.16    Payment of Fees and Expenses. The Company agrees (a) to pay or reimburse each of the Agents, the Joint Lead Arrangers, the Co-Arrangers and the Lender Parties for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, execution, delivery and administration of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith (whether or not such amendment, supplement or modification becomes effective), and the syndication, consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of a single counsel to the Administrative Agent, the Collateral Agent and the Lender Parties and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Company prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent or the Collateral Agent shall deem appropriate, in each case where applicable, pursuant to and subject to the terms of the Fee Letters, (b) to pay or reimburse each Lender Party, the Administrative Agent and the Collateral Agent for all its out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents (including in connection with the insolvency or bankruptcy of the Company or any work-out or restructuring transaction), including the reasonable fees and disbursements of a single counsel to the Lender Parties, the Administrative Agent and the Collateral Agent and, if necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and special counsel for each relevant specialty (and, in the case of an actual or potential conflict of interest, one additional counsel in each relevant jurisdiction for each group of affected Persons that are similarly situated taken as a whole), (c) to pay, indemnify, and hold each Lender Party and each Agent harmless from, any and all recording and filing fees, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration or enforcement of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify and hold each Lender Party and each Agent and their respective officers, directors, employees, affiliates, advisors, trustees, agents and controlling Persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits or reasonable out-of-pocket costs and expenses of any kind or nature whatsoever (other than any taxes except for such taxes that represent losses, claims, damages, etc. arising from any non-tax claim) with respect to the execution, delivery, enforcement and performance of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Company or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that the Company shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final non-appealable decision of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by Requirements of Law, the Company agrees not to assert and hereby waives all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 9.16 shall be payable not later than 10 days after written demand therefor and, to the extent any other Loan Document provides for a similar indemnification obligation by the Company, shall be calculated without double counting. Statements payable by the Company pursuant to this Section 9.16 shall be submitted to General Counsel (Telephone No. ), at the address of the Company set forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Company in a written notice to the Administrative Agent and the Collateral Agent. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such damages are found by a final non-appealable decision of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee. The agreements in this Section 9.16 shall survive the termination of this Agreement and the repayment of the Credit Facility Obligations.

9.17    Confidentiality.

(a)    Each Agent and each Lender Party agree to keep confidential all Confidential Information. For the purposes of this Section 9.17, “Confidential Information” means information delivered (or created by or for, with the use or reference to “Confidential Information”) to any Agent or any Lender Party by or on behalf of the Company in connection with the transactions contemplated by or otherwise pursuant to this Agreement or any other Loan Document that is proprietary in nature whether or not marked or labeled or otherwise adequately identified when received by such Agent or Lender Party, as applicable, as being confidential information of the Company; provided that such term does not include information that (i) was publicly known prior to the time of such disclosure, (ii) subsequently becomes publicly known through no act or omission by such Agent or Lender Party, as applicable, or any Person acting on such Agent’s or Lender Party’s behalf, (iii) otherwise becomes known to such Agent or Lender Party, as applicable, other than through disclosure by or on behalf of the Company from a source without a duty or other obligation of confidentiality to the Company or its Affiliates or (iv) constitutes financial statements delivered to such Agent or Lender Party, as applicable, under Section 5.1(b) or Section 6.5 hereof that are otherwise publicly available and not otherwise in violation of this Section 9.17.

(b)    Each Agent and Lender Party will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Agent or Lender Party in good faith to protect confidential information of third parties delivered to such Agent or Lender Party (which shall, for the avoidance of doubt, be no less stringent than the degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information), provided that such Agent or Lender Party may deliver or disclose Confidential Information to (i) its or its affiliates’ directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment pursuant to the Loan Documents), (ii) its auditors (on a confidential basis), and its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 9.17, (iii) an Agent or any other Lender Party, (iv) any prospective or actual Transferee, any direct or indirect counterparty (or its Related Parties) to any Swap Agreement, or any professional advisor to the above parties (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 9.17), (v) any Person from which it offers to purchase any Loans of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be and remains bound by the provisions of this Section 9.17), (vi) upon the request or demand of any Governmental Authority, including any federal or state regulatory authority having jurisdiction over such Lender Party, (vii) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirements of Law, (viii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Lender Party’s investment portfolio, (ix) subject to an agreement to be bound by the provisions of this Section 9.17, to any credit insurance provider relating the Company or the Credit Facility Obligations and any rating agency in connection with rating the Company or its Subsidiaries or the Revolving Facility, (x) on a confidential basis, the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Revolving Facility, (xi) any other Governmental Authority to which such delivery or disclosure may be necessary or appropriate (A) to effect compliance with any law, rule, regulation or order applicable to such Agent or Lender Party, (B) in response to any subpoena or other legal process, (C) in connection with any litigation or similar proceeding to which such Agent or Lender Party is a party, or (D) if an Event of Default has occurred and is continuing, to the extent such Agent or Lender Party may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies of such Agent or such Lender Party’s Loans, as applicable, and the other Loan Documents or (xii) if agreed in writing by the Company in its sole discretion. In addition, the Agents and the Lender Parties may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents or any Lender Party (on a confidential basis) in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

(c)    Each Lender Party and the Agents acknowledge that information furnished to it pursuant to this Agreement or the other Loan Documents may include Confidential Information concerning the Company and its Affiliates and their Related Parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of Confidential Information and that it will handle such Confidential Information in accordance with those procedures and applicable law, including federal and state securities laws.

(d)    In the event that as a condition to receiving access to information relating to the Company or its Affiliates in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Lender Party or Agent is required to agree to a confidentiality undertaking (whether through IntraLinks or otherwise) which is different from the terms of this Section 9.17, the terms of this Section 9.17 shall, as between such Lender Party or Agent and the Company, supersede the terms of any such other confidentiality undertaking.

9.18    Scope of Liability.

(a)    Except as set forth in this Section 9.18, notwithstanding anything to the contrary in this Agreement, any other Loan Document or any other document, certificate or instrument executed by any Loan Party pursuant hereto or thereto, none of the Lender Parties shall have any claims with respect to the transactions contemplated hereunder or thereunder against the any of the Company’s Affiliates, any present or future holder (whether direct or indirect) of any Capital Stock in the Company (other than the Capital Stock of the Company held by Parent), or, in the case of any of their respective Affiliates (other than the Loan Parties), shareholders, officers, directors, employees, representatives, controlling Persons, executives or agents (collectively, the “Non-Recourse Persons”), such claims against such Non-Recourse Persons (including as may arise by operation of law) being expressly waived hereby; provided that the foregoing provision of this Section 9.18 shall not (i) constitute a waiver, release or discharge (or otherwise impair the enforceability) of any of the Credit Facility Obligations, or of any of the terms, covenants, conditions, or provisions of this Agreement or any other Loan Document and the same shall continue (subject to clause (iv) below, but without personal liability of the Non-Recourse Persons) until fully paid, discharged, observed, or performed; (ii) constitute a waiver, release or discharge of any lien or security interest created pursuant to any Security Documents (or otherwise impair the ability of any Secured Party to realize or foreclose upon any Collateral); (iii) limit or restrict the right of any Agent or Lender Party (or any assignee, beneficiary or successor to any of them) to name any Loan Party as a defendant in any action or suit for a judicial foreclosure or for the exercise of any other remedy under or with respect to this Agreement or any other Loan Document, or for injunction or specific performance, so long as no judgment in the nature of a deficiency judgment shall be enforced against any Non-Recourse Person, except as set forth in other provisions of this Section 9.18; (iv) in any way limit or restrict any right or remedy of any Agent or Lender Party (or any assignee or beneficiary thereof or successor thereto) with respect to, and each of the Non-Recourse Persons shall remain fully liable to the extent that it would otherwise be liable for its own actions with respect to, any actual fraud (which shall not include innocent or negligent misrepresentation), willful misrepresentation, fraudulent conveyance or misappropriation of revenues, profits or proceeds from or of any Collateral under any Security Documents, that should or would have been paid as provided herein or paid or delivered to any Agent or Lender Party (or any assignee or beneficiary thereof or successor thereto) towards any payment required under this Agreement or any other Loan Document; or (v) affect or diminish in any way or constitute a waiver, release or discharge of any express obligation, covenant, or agreement made by any of the Non-Recourse Persons (or any security granted by the Non-Recourse Persons in support of the obligations of any person) under or in connection with any Loan Document (or as security for the Credit Facility Obligations).

(b)    The limitations on recourse set forth in this Section 9.18 shall survive the termination of this Agreement, the termination of all Commitments and the full payment and performance of the Credit Facility Obligations hereunder and under the other Loan Documents.

9.19    Adjustments; Set-off.

(a)    Except to the extent that this Agreement, any other Loan Document or a court order expressly provides for payments to be allocated to a particular Lender Party or to the Lender Parties, if any Lender Party (a “Benefited Lender Party”) shall receive any payment of all or part of the Credit Facility Obligations owing to it (other than in connection with an assignment or participation made pursuant to the Loan Documents), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(e) or (f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender Party, if any, in respect of Credit Facility Obligations owing to such other Lender Party, such Benefited Lender Party shall purchase for cash from the other Lender Parties a participating interest in such portion of Credit Facility Obligations owing to each such other Lender Party, or shall provide such other Lender Parties with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender Party to share the excess payment or benefits of such collateral ratably with each of the Lender Parties; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender Party, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. This Section 9.19(a) shall survive the termination of this Agreement.

(b)    In addition to any rights and remedies of the Agents and Lender Parties provided by applicable law, each Agent and Lender Party shall have the right, without notice to the Company, any such notice being expressly waived by the Company to the extent permitted by applicable law, upon any Credit Facility Obligation becoming due and payable and not paid by the Company (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Credit Facility Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Agent, Lender Party, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Company. Each Lender Party agrees promptly to notify the Company after any such application made by such Lender Party; provided that the failure to give such notice shall not affect the validity of such application.

(c)    The rights of each Agent and Lender Party and its respective Affiliates under this Section 9.19 are in addition to other rights and remedies (including other rights of set-off) that such Lender Party or its respective Affiliates may have.

9.20    Releases of Guarantees and Liens. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender Party (without requirement of notice to or consent of any Lender Party except as expressly required by Section 9.1) to, and to instruct the Collateral Agent to, take any action requested by the Company having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 9.1 or (ii) in accordance with the Pledge Agreement.

9.21    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)    As used in this Section 9.21, the following terms have the following meanings:

(i)    “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(ii)    “Covered Entity” means any of the following:

(A)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(B)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(C)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(iii)    “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(iv)    “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

9.22    Payments Set Aside. To the extent that any payment by or on behalf of the Company is made to any Agent or any Lender Party, or any Agent or any Lender Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender (other than any Lender solely in its capacity as an Issuing Bank) severally agrees to pay to the

Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Credit Facility Obligations and the termination of this Agreement.

9.23    Interest Rate Limitation. Notwithstanding anything to the contrary in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Credit Facility Obligations hereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

REV RENEWABLES HOLDCO, LLC, as Company

By:	/s/ Robert Parker
Name: Robert Parker
Title: CFO

[Signature Page to Rev Renewables Holdco, LLC – Credit Agreement]

BANK OF MONTREAL, CHICAGO BRANCH, as Administrative Agent

By:	/s/ Darren Thomas
Name: Darren Thomas
Title: Director

[Signature Page to Rev Renewables Holdco, LLC – Credit Agreement]

BANK OF MONTREAL, CHICAGO BRANCH, as Collateral Agent

By:	/s/ Darren Thomas
Name: Darren Thomas
Title: Director

[Signature Page to Rev Renewables Holdco, LLC – Credit Agreement]

BANK OF MONTREAL, CHICAGO BRANCH, as Lender

By:	/s/ Darren Thomas
Name: Darren Thomas
Title: Director

[Signature Page to Rev Renewables Holdco, LLC – Credit Agreement]

ASSOCIATED BANK, N.A., as Lender

By:	/s/ Corey Roberts
Name: Corey Roberts
Title: Vice President

[Signature Page to Rev Renewables Holdco, LLC – Credit Agreement]

BNP Paribas,
as Lender

By:	/s/ Frank Delaney
Name: Frank Delaney
Title: Managing Director

By:	/s/ Victor Padilla
Name: Victor Padilla
Title: Vice President

[Signature Page to Rev Renewables Holdco, LLC – Credit Agreement]

Bank Of America, N.A., as Lender

By:	/s/ Joe Creel
Name: Joe Creel
Title: Vice President

[Signature Page to Rev Renewables Holdco, LLC – Credit Agreement]

East West Bank, as Lender

By:	/s/ Michael Gee
Name: Michael Gee
Title: Senior Vice President

[Signature Page to Rev Renewables Holdco, LLC – Credit Agreement]

GOLDMAN SACHS BANK USA, as Lender

By:	/s/ William E. Briggs IV
Name: William E. Briggs IV
Title: Authorized Signatory

[Signature Page to Rev Renewables Holdco, LLC – Credit Agreement]

ING CAPITAL LLC,
as Lender

By:	/s/ Thomas Cantello
Name: Thomas Cantello
Title: Managing Director

By:	/s/ Stefano Palombo
Name: Stefano Palombo
Title: Director

[Signature Page to Rev Renewables Holdco, LLC – Credit Agreement]

Mizuho Bank, Ltd., as Lender

By:	/s/ Edward Sacks
Name: Edward Sacks
Title: Authorized Signatory

[Signature Page to Rev Renewables Holdco, LLC – Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as Lender

By:	/s/ Michael King
Name: Michael King
Title: Vice President

[Signature Page to Rev Renewables Holdco, LLC – Credit Agreement]

ROYAL BANK OF CANADA, as Lender

By:	/s/ Frank Lambrinos
Name: Frank Lambrinos
Title: Authorized Signatory

[Signature Page to Rev Renewables Holdco, LLC – Credit Agreement]

Sumitomo Mitsui Banking Corporation, as Lender

By:	/s/ Carl Morales
Name: Carl Morales
Title: Managing Director

[Signature Page to Rev Renewables Holdco, LLC – Credit Agreement]

BANK OF MONTREAL, CHICAGO BRANCH, as Issuing Bank

By:	/s/ Darren Thomas
Name: Darren Thomas
Title: Director

[Signature Page to Rev Renewables Holdco, LLC – Credit Agreement]